Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and between

RECRUITER.COM GROUP INC.

and

GOLOGIQ, INC.,

Dated as of June 5, 2023

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Disclosure Letters

Seller Disclosure Letter
Buyer Disclosure Letter

Exhibits

Exhibit A: Lockup Agreement

Exhibit B: Company Articles of Organization

Exhibit C: Company Operating Agreement

Exhibit D: Buyer Restated Certificate of Incorporation

Exhibit E: Buyer Bylaws

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of June 5, 2023, (this “Agreement”), by and between Recruiter.com Group, Inc., a Nevada corporation (“Buyer”), and GoLogiq Inc., a Delaware corporation (the “Seller” and collectively with Buyer, the “Parties”).

RECITALS

WHEREAS, Seller is the sole holder and owner of all of the issued and outstanding membership interest (the “Company Membership Interests”) of GOLQ LLC, a Nevada limited liability company with its registered address at 85 Broad Street, 16-079, New York, NY 10004 (the “Company”);

WHEREAS, the Company owns certain assets related to the financial technology business, as well as stocks and other securities of one or more subsidiaries of the Company;

WHEREAS, the current value of the Company is deemed to be $88,000,000 (the “Company Assumed Valuation”), and the valuation of Buyer is deemed to be $17,000,000 (the “Buyer Assumed Valuation” and together with the Company Assumed Valuation, the “Assumed Closing Valuation”).

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all and not less than all of the Company Membership Interests, subject to the terms and conditions set forth herein; and

WHEREAS, upon the completion of the transactions contemplated under this Agreement, the Company will become a wholly owned subsidiary of Buyer and in exchange, Seller shall receive such certain number of issued and outstand shares of Buyer Common Stock as consideration therefor pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I. STOCK SALE AND PURCHASE

Section 1.01      The Stock Purchase

. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, and covenants contained in this Agreement, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, free and clear of any and all mortgages, charges, pledges, claims, security interests, assignments, community property interests, options, equitable interests, liens (statutory or otherwise), title defects or other similar encumbrances or restrictions of any kind (but excluding restrictions on transfer imposed by applicable securities laws) (collectively, “Encumbrances”), the Company Membership Interests, for the consideration set forth in Section 1.02 below, making the Company a wholly owned subsidiary of Buyer.

Section 1.02      Purchase Price

. Subject to the terms and conditions of this Agreement, and based on the Company Assumed Valuation, the purchase price for the Company Membership Interests payable by Buyer at the Closing shall be equal to such number of shares of Buyer Common Stock (the “Consideration”) that represents eighty-four percent (84%) of the total issued and outstanding shares of Buyer Common Stock as of the Closing Date.

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Section 1.03     Earn-out Determination Date; Earn-out Payment.

(a)       Buyer and Seller further agree that if on a date that is six (6) months after the Closing Date (the “Earn-out Determination Date”), Buyer’s market capitalization at the close of the trading day, and calculated on the basis of the closing price of the shares of Buyer Common Stock on the Earn-out Determination Date (“Buyer Market Cap”) exceeds the Assumed Closing Valuation, Seller will be entitled to receive earn-out payments in the form of additional shares of Buyer Common Stock as follows (“Earn-out Payment”):

(i)       If the Buyer Market Cap on the Earn-out Determination Date exceeds the Assumed Closing Valuation but is less than or equals to $130,000,000, Seller shall receive such additional number of shares of Buyer Common Stock representing seventy percent (70%) of the increase in value over the Assumed Closing Valuation;

(ii)       If the Buyer Market Cap on the Earn-out Determination Date exceeds $130,000,000 but is less than or equals to $160,000,000, Seller shall receive such additional number of shares of Buyer Common Stock representing eighty percent (80%) of the increase in value over the Assumed Closing Valuation; or

(iii)       If the Buyer Market Cap on the Earn-out Determination Date exceeds $160,000,000, Seller shall receive such additional number of shares of Buyer Common Stock representing ninety percent (90%) of the increase in value over the Assumed Closing Valuation.

(b)       For avoidance of doubt, no Earn-out Payment shall be payable (and no additional shares of Buyer Common Stock shall be issuable) if the Buyer Market Cap on the Earn-out Determination Date is less than or equal to the Assumed Closing Valuation. Also, the above is not intended to be cumulative and Seller shall be entitled to a one-time Earn-out Payment as determined based on the Buyer Market Cap at or on the Earn-out Determination Date.

(c)       If an Earn-out Payment is payable (and additional shares of Buyer Common Stock issuable) to Seller under this Section 1.03, Buyer shall issue such additional shares of Buyer Common Stock within 60 days following the Earn-out Determination Date.

Section 1.04     Separation Agreement. At or following the Closing Date, Buyer intends to sell, transfer and assign all or substantially all of the legacy business, assets, and liabilities of Buyer existing prior to the Closing Date (“Legacy Business”) to a newly established entity (“NewCo”) and pursuant to that certain separation agreement in the form and substance as may be reasonably agreeable to Buyer, to be entered into by and between Buyer and NewCo (the “Separation Agreement”), whereby, those Persons that are determined by the current board of directors of Buyer (the “Buyer Board”) to be stockholders of Buyer as of the close of business on the date determined by Buyer Board will receive an interest in NewCo. Seller shall not otherwise object to the sale, transfer and assignment of the Legacy Business to NewCo pursuant to the Separation Agreement

Section 1.05     Organizational Documents.

(a)       Company Organizational Documents. The articles of organization of the Company on the Closing Date (the “Company Charter”) shall be in the form attached hereto as Exhibit B (the “Company Articles of Organization”), until amended in accordance with applicable Law. The operating agreement of the Company in effect on the Closing Date, which shall be in the form attached hereto as Exhibit C, shall be the bylaws of the Company until amended in accordance with the provisions of such bylaws (the “Company Operating Agreement”).

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(b)       Buyer Organizational Documents. The certificate of incorporation of Buyer shall be, and the Parties shall take or cause to be taken all action required to cause the certificate of incorporation of Buyer to be, amended and restated to be in the form attached hereto as Exhibit D (the “Buyer Restated Certificate of Incorporation”), until thereafter amended in accordance with such certificate of incorporation and applicable Law, which shall, among other matters, change the name of Buyer to a name approved, in writing, by Buyer (which approval shall not be unreasonably withheld, delayed or conditioned), and effectuate the Reverse Stock Split. On the Closing Date, the bylaws of Buyer shall be, and the Parties shall take or cause to be taken all action required to cause the bylaws of Buyer to be, amended and restated to be in the form attached hereto as Exhibit D.

Section 1.06     Directors and Officers.

(a)       Buyer Board. The Parties shall take all necessary actions such that, until successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal in accordance with the organizational documents of Buyer, the Buyer Board shall comprise individuals as set forth on Schedule 1.06(a) of the Seller Disclosure Letter, and one (1) individual from Buyer’s Board prior to the Closing retained (or as may be otherwise designated by the pre-Closing Buyer Board) to serve as a non-executive director of the Buyer Board, provided, that such individual is reasonably acceptable to Seller. Such individual shall be as identified in Section 1.06(a) of the Buyer Disclosure Letter.

(b)       Officers of Buyer. The Parties shall take all necessary actions such that, from and after the Closing, until successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal in accordance with the organizational documents of Buyer, the officers of Buyer shall be the individuals as set forth on Schedule 1.06(b) of the Seller Disclosure Letter and with respect to such positions as set forth opposite their respective names therein.

(c)       Company Board of Directors and Officers. The Parties shall take all necessary actions such that, from and after the Closing Date, until successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal in accordance with the organizational documents of the Company, (i) the directors of the Company and (ii) the officers of the Company shall, in each case, be as set forth on Schedule 1.06(c) of the Seller Disclosure Letter.

Article II. CLOSING

Section 2.01     Closing. Upon the terms and satisfaction of the conditions contained in Article VI of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) no later than the second Business Day following the date on which the conditions set forth in Article VI have been satisfied (other than the conditions with respect to actions the respective parties hereto will take at the Closing itself) or, to the extent permitted, waived by the applicable party in writing, or at such other place and times and the parties may mutually agree. The date and time at which the Closing actually occurs is herein referred to as the “Closing Date”).

Section 2.02     Seller Closing Deliverables. At the Closing, Seller shall deliver to Buyer the following:

(a)       a certificate of the Secretary (or other officer) of Seller certifying: (i) that attached thereto are true and complete copies of all resolutions of the board of directors and the shareholders of the Seller authorizing the execution, delivery, and performance of this Agreement, and the other agreements, instruments, and documents contemplated hereby to be delivered in connection with this Agreement or at the Closing to which Seller and the Company are a party (collectively, the “Seller Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; (ii) the names, titles, and signatures of the officers of the Seller authorized to sign this Agreement and the other Seller Transaction Documents; and (iii) that attached thereto are true and complete copies of the Seller Organizational Documents (as hereinafter defined), including any amendments or restatements thereof, and that such governing documents are in full force and effect;

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(b)       a good standing certificate (or its equivalent) for the Seller and the Company from the secretary of state or similar Governmental Authority of the jurisdiction in which each is organized and each jurisdiction where the Seller and the Company is each qualified, registered, or authorized to do business. The term “Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction;

(c)       if any of the Company Membership Interests are represented by certificates, such certificates (duly endorsed for transfer by Seller or accompanied by duly executed transfer powers of the Seller), and otherwise an assignment of the Company Membership Interests in form reasonably satisfactory to Buyer;

(d)       all of the books, records, board and shareholders’ consents and minutes, and organizational documents of the Company;

(e)       a counterpart to any consents required in connection with the transactions contemplated by this Agreement (the “Consents”);

(f)       a general release of all claims in favor of the Company, duly executed by Seller, substantially and materially in the form and content as Seller and Buyer may mutually agree;

(g)       all documents, instruments, agreements and certificates required pursuant to Section 6.01 and Section 6.02 below; and

(h)       all other documents, instruments and writings which are reasonably requested by Buyer to be delivered by Seller and the Company at or prior to the Closing pursuant to this Agreement.

Section 2.03    Buyer Closing Deliverables.

(a)       a certificate of the Secretary (or other officer) of Buyer certifying: (i) that attached thereto are true and complete copies of all resolutions of the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement, and the other agreements, instruments, and documents required to be delivered by in connection with this Agreement or at the Closing to which Buyer is a party (collectively, the “Buyer Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; and (ii) the names, titles, and signatures of the officers of Buyer authorized to sign this Agreement and the other Buyer Transaction Documents.

(b)       the Consideration;

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(c)       all documents, instruments, agreements and certificates required pursuant to Section 6.01 and Section 6.03 below; and

(d)       all other documents, instruments and writings which are reasonably requested by Seller to be delivered by Buyer at or prior to the Closing pursuant to this Agreement.

Article III. REPRESENTATIONS AND WARRANTIES OF THE SELLEr

Except as set forth in the Seller SEC Reports (excluding all disclosures included in the Seller SEC Reports contained under the headings “Risk Factors,” “Disclosure Regarding Forward Looking Statements” or “Quantitative and Qualitative Disclosures about Market Risk”, or in any other sections to the extent such disclosures are prospective or forward-looking statements or cautionary, predictive or forward-looking in nature); provided, that nothing disclosed in the Seller SEC Reports shall be deemed to be a qualification of, or modification to, the representations and warranties in this Article III), or the corresponding sections of the disclosure letter delivered by Seller with respect to itself and the Company, to Buyer together with this Agreement (the “Seller Disclosure Letter”), it being agreed that disclosure of any item in any schedule or section of the Seller Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section to which the relevance of such item is reasonably apparent, Seller represents and warrants to Buyer with respect to itself and the Company, that:

Section 3.01    Organization and Power

. Each of the Seller, the Company and their respective subsidiaries, if any, is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization. The Company and Seller each has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on with its business as now conducted. Each of the Company’s Subsidiaries, if any, has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to have such requisite power or authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company, the Seller and their respective Subsidiaries, if any, is duly qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.02    Organizational Documents

. The Seller has made available to Buyer true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement (collectively, the “Company Organizational Documents”), and (i) the Company Organizational Documents are in full force and effect and (ii) the Company is not in violation in any material respects of any provision of the Company Organizational Documents.

Section 3.03    Governmental Authorizations

. Assuming that the representations and warranties of Buyer contained in Section 4.03 are true and correct, the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the Transactions do not and will not require any consent, approval or other authorization of, or registration or filing with or notification to any Governmental Authority (collectively, “Governmental Authorizations”), other than:

(a)       any filings or reports that may be required in connection with this Agreement and the Transactions under the Securities Exchange Act of 1934 (the “Exchange Act”) or state securities Laws or “blue sky” Laws;

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(b)       such other Governmental Authorizations, where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

(c)       the HSR Act and any applicable requirements of other Antitrust Laws.

Section 3.04    Corporate Authorization. Except as set forth in Schedule 3.04 of the Seller Disclosure Letter, the Seller has all necessary corporate power and authority to enter into this Agreement, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Seller and, subject to the receipt of the Seller Stockholder Approval, the consummation by the Seller of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 3.05    Non-Contravention. Except as set forth in Schedule 3.05 of the Seller Disclosure Letter, the execution, delivery and performance of this Agreement by Seller and the consummation of the Transactions do not and will not (a) contravene or conflict with, or result in any material violation or breach of, any provision of (i) the Seller Organizational Documents, (ii) the Company Organizational Documents or (ii) the comparable organizational or governing documents of any of the Subsidiaries of the Company, if any, (b) contravene or conflict with, or result in any material violation or breach of, any Law applicable to Seller, the Company or any of its Subsidiaries or by which any Company Assets are bound, assuming that all Governmental Authorizations described in Article VI have been obtained or made, (c) except as set forth in Schedule 3.05 of the Seller Disclosure Letter, result in any violation, termination, acceleration of any material obligation, cancellation or material breach of, or constitute a default (with or without notice or lapse of time or both) or require any notice or consent under, any Company Material Contracts or Company Real Property Leases (as defined below) to which the Company or any of its Subsidiaries is a party or by which any Company Assets are bound or (d) result in the creation of any Liens (other than Permitted Liens) upon any of the Company Assets, except, in the case of clauses (a)(ii), (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.06    Capitalization.

(a)       As of the date of this Agreement, the Company’s authorized membership interests consist solely of 100 membership interests and Seller is the sole holder and owner of all issued and outstanding Company Membership Interests.

(b)       Except as set forth in Section 3.06(a), to the extent expressly permitted under Section 5.01 (including as required by applicable Law), as set forth in Schedule 3.06(b) of the Seller Disclosure Letter, (i) there are no other outstanding membership interest of the Company, (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights, or other similar rights, agreements or commitments (other than this Agreement) relating to the issuance or acquisition of membership interest or capital stock to which the Company or any of its Subsidiaries, if any, is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of membership interest, capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any of its Subsidiaries, if any, or any other Person.

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(c)       All outstanding shares of Company Membership Interests have been duly authorized and are validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.

(d)       Each outstanding share of capital stock or other equity interests of each Subsidiary, if any, of the Company is duly authorized, validly issued, fully paid and non-assessable, in each case, to the extent such concepts are applicable to such capital stock or other equity interests, and not subject to any pre-emptive rights.

(e)       Except as set forth in the Company Organizational Documents and Schedule 3.06(b) of the Seller Disclosure Letter, there are no outstanding contractual obligations of the Company or any of its Subsidiaries, if any, to repurchase, redeem or otherwise acquire any shares of Company Membership Interest or capital stock of any Subsidiary, if any, of the Company.

(f)       There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries, if any, is a party with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries, if any, that entitle the holder of such instruments of indebtedness to vote together with stockholders of the Company on any matters with respect to the Company or any Subsidiary, if any.

Section 3.07     Subsidiaries.

(a)       Schedule 3.07 of the Seller Disclosure Letter sets forth a complete and accurate list of each Subsidiary of the Company, if any. The Seller has made available to Buyer the organizational documents of each Subsidiary of the Company.

(b)       Each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens). The Company does not own, directly or indirectly, any capital stock of, or any other securities convertible or exchangeable into or exercisable for capital stock of, any Person other than the Subsidiaries of the Company.

Section 3.08    Financial Statements

(a)        Schedule 3.08 of the Seller Disclosure Letter contains true, correct and complete copies of the audited balance sheet of Seller and its Subsidiaries, if any, as of December 31, 2022 (the “Balance Sheet Date”), and the related statements of operations, stockholders’ equity and cash flows for the period starting with Seller Incorporation Date and ending on April 30, 2023 (the “Seller Financial Statements”). The Seller Financial Statements fairly present, in all material respects, the financial condition and results of operations of Seller and its consolidated Subsidiaries, if any, as of the times and for the periods referred to therein and have been prepared in conformity with United States generally accepted accounting principles (“GAAP”). There are no off-balance sheet arrangements to which Seller or any of its Subsidiaries, if any, is a party.”

(b)       For the fiscal year ending on December 31, 2023, the revenue of the Company will be no less than $8,000,000.

Section 3.09     Undisclosed Liabilities

. As of the date of this Agreement, except as set forth in Schedule 3.09 of the Disclosure Letter, there are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”) of Seller or any of its Subsidiaries, if any, individually or in the aggregate, that are required to be recorded or reflected on a balance sheet prepared in accordance with GAAP, other than:

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(a)       Liabilities reflected or reserved against in the Seller Financial Statements as of the Balance Sheet Date or the footnotes thereto;

(b)       Liabilities incurred since the Balance Sheet Date in the ordinary course of business;

(c)       Liabilities incurred in connection with the Transactions or as permitted or contemplated expressly by this Agreement;

(d)       Liabilities incurred pursuant to Contracts or Permits binding on Seller or any of its Subsidiaries (other than those resulting from any breach or default under such Contract or Permit);

(e)       Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect; And

(f)       The Company has no Liabilities.

Section 3.10    Absence of Certain Changes

. Except as otherwise expressly contemplated or required by this Agreement, or as set forth in Schedule 3.10 of the Seller Disclosure Letter, since the Balance Sheet Date to the date of this Agreement, (a) the business of the Company and each of its Subsidiaries, if any, has been conducted, in all material respects, in the ordinary course of business, excluding the exaction and performance of this Agreement and the discussion, negotiations and transactions related thereto, (b) there has not been any Company Material Adverse Effect and (c) there has not been or occurred any event, condition, action or effect that, if taken during this period, would constitute a breach of Section 5.01.

Section 3.11    Litigation

. Except as set forth in Schedule 3.11 of the Seller Disclosure Letter, from the Balance Sheet Date through the date of this Agreement, (a) there are no legal actions, claims, demands, arbitrations, hearings, charges, complaints, sanctions investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings before a Governmental Authority (collectively, “Legal Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, if any, or any of its or their assets or properties that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (b) there are no Orders outstanding against the Company or any of its Subsidiaries, if any, or any of its or their assets or properties that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.12    Material Contracts.

(a)       Schedule 3.12 of the Seller Disclosure Letter sets forth a list of each of the following Contracts to which, as of the date of this Agreement, the Company or any of its Subsidiaries, if any, is a party (each, a “Company Material Contract”):

(i)       each Contract (A) not to (or otherwise restricting or limiting the ability of the Company or any of its Subsidiaries, if any, to) compete in any line of business or geographic area or (B) to restrict the ability of the Company or any of its Subsidiaries, if any, to conduct business in any geographic area;

(ii)       each Contract (other than any Company Benefit Plan) that is reasonably likely to require, during the remaining term of such Contract, annual payments by the Company or any of its Subsidiaries that exceed $250,000;

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(iii)       all Contracts granting to any Person an option or a first refusal, first offer or similar preferential right to purchase or acquire any material Company Assets;

(iv)       all material Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment (other than agreements with employees, non-exclusive licenses granted to the Company’s or its Subsidiaries’ customers, and non-exclusive licenses to commercially available, off-the-shelf Software that have been granted on standardized, generally available terms);

(v)       all partnership, joint venture or other similar agreements or arrangements;

(vi)       any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (or a series of related agreements) with an aggregate outstanding principal amount not exceeding $1,000,000;

(vii)       any agreement for the disposition or acquisition by the Company or any of its Subsidiaries, if any, with material obligations of the Company or any of its Subsidiaries, if any, (other than confidentiality obligations) remaining to be performed or material Liabilities of the Company or any of its Subsidiaries, if any, continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business;

(viii)       any agreement with (A) the top 10 customers of the Company and its Subsidiaries, if any, taken as a whole, as applicable, and (B) the top 10 suppliers of the Company and its Subsidiaries, if any, taken as a whole, as applicable, in each case, for the 2022 fiscal year measured by the aggregate obligations paid or agreed to pay to or by the Company, as applicable;

(ix)       any agreement restricting or limiting the payment of dividends or the making of distributions to stockholders, including intercompany dividends or distributions other than such restrictions or limitations that are required by applicable Law;

(x)       any Contract for the development of Intellectual Property, other than those entered into in the ordinary course of business with Company employees and contractors on the Company’s standard form for such Contracts; and

(xi)       to the extent not set forth in Schedule 3.12(a) of the Seller Disclosure Letter pursuant to another subsection of this Section 3.12(a), all material agreements with any Governmental Authority.

(b)       A true and complete copy of each Company Material Contract (including any amendments thereto) entered into prior to the date of this Agreement has been made available to Buyer prior to the date of this Agreement. Each Company Material Contract is a valid and binding agreement of the Company or its applicable Subsidiary, except where the failure to be valid and binding would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company or such Subsidiary nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under any such Company Material Contract, (ii) as of the date of this Agreement, there are no material disputes in connection with any such Company Material Contract and (iii) as of the date of this Agreement, no party under any Company Material Contract has given written notice of its intent to terminate or otherwise seek a material amendment to such Company Material Contract.

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Section 3.13   [Intentionally Left Blank.]

Section 3.14   Labor Relations.

(a)        (i) No employee of the Company or any of its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts are currently being conducted, (ii) neither the Company nor any of its Subsidiaries is a party to, and is not currently negotiating any entry into, any collective bargaining agreement or other labor Contract, and (iii) no strike, picket, work stoppage, work slowdown or other organized labor dispute exists in respect of the Company or any of its Subsidiaries.

(b)       Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, each of the Company and its Subsidiaries is, and has been since the Company Incorporation Date, in compliance in all respects with all federal, state, local and foreign Laws regarding labor, employment and employment practices, including but not limited to all Laws relating to: (i) the hiring, promotion, assignment and termination of employees (including but not limited to timing and usage of employment applications, drug testing and pre-employment testing); (ii) discrimination; (iii) harassment; (iv) retaliation; (v) equal employment opportunities; (vi) disability; (vii) labor relations; (viii) wages and hours; (ix) the Fair Labor Standards Act of 1938 and applicable state and local wage and hour Laws (collectively, “FLSA”); (x) hours of work; (xi) payment of wages (including but not limited to the timing of payments, recordkeeping and reporting of wages to employees); (xii) immigration; (xiii) workers’ compensation; (xiv) employee benefits; (xv) background and credit checks; (xvi) working conditions; (xvii) occupational safety and health; (xviii) family and medical leave; (xix) classification of employees; (xx) unfair competition/noncompetition; (xxi) any bargaining or other obligations under the National Labor Relations Act; and (xxii) COVID-19.

(c)       Neither the Company nor any of its Subsidiaries has incurred any material Liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law (collectively, the “WARN Act”) that remains unsatisfied.

(d)       Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no claims, suits, actions or other legal proceedings, against the Company or any of its Subsidiaries or, to the Company’s Knowledge, investigations pending or threatened related to any allegations of sexual harassment, other sexual misconduct or race discrimination by any employee with the title of senior vice president or above (or equivalent title based on role, responsibility or pay grade) of the Company or any of its Subsidiaries.

(e)       Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to the Company’s Knowledge, threatened claims, suits, actions or other legal proceeding against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employees or other individual service providers of the Company or any of its Subsidiaries, any current or former leased employee, intern, volunteer or “temp” of the Company or any of its Subsidiaries, or any person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Authority, alleging: (i) violation of any labor or employment Laws; (ii) breach of any collective bargaining agreement; (iii) breach of any express or implied contract of employment; (iv) wrongful termination of employment; or (v) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including before the Equal Employment Opportunity Commission.

(f)       Since January 1, 2022, no executive officer has terminated employment with the Company, and no executive officer intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as an executive officer of the Company.

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Section 3.15   Taxes.

(a)       (i) All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account all applicable extensions), and all such Tax Returns are true, complete and correct in all material respects, (ii) the Company and its Subsidiaries have fully and timely paid (or have had paid on their behalf) all material Taxes due and payable (whether or not shown to be due on any Tax Return) and have made adequate provision in accordance with GAAP for all material Taxes not yet due and payable in the most recent financial statements of the Company and its Subsidiaries, and (iii) the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding and payment over to the appropriate Governmental Authority of all Taxes required to be withheld by the Company and its Subsidiaries.

(b)       (i) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, any material Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending, (ii) no audit is pending or threatened in writing with respect to any material Taxes due from or with respect to the Company or any of its Subsidiaries, and (iii) no claim in writing has been made by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)       There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(d)       Neither the Company nor any of its Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Tax Law).

(e)       The Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code.

(f)       Neither the Company nor any of its Subsidiaries has any Liability for the Taxes of any Person (other than any of the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee, successor, by Contract (other than pursuant to any ordinary course Contract, the principal purpose of which does not relate to Taxes) or otherwise.

(g)       Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting adopted prior to the Closing for a taxable period ending on or prior to the Closing Date, (ii) any intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state or local income Tax law), (iii) any installment sale or open transaction disposition made prior to the Closing, (iv) any item of deferred revenue, (v) any election under Section 965 of the Code, (vi) any prepaid amounts received prior to the Closing Date, or (vii) any agreement entered into with any Governmental Authority with respect to Taxes.

(h)       Neither the Company nor any of its Subsidiaries has taken any action that could reasonably be expected to prevent the Transaction from qualifying for the Intended Tax Treatment. To the Knowledge of the Company, there are no facts or circumstances, other than any facts and circumstances to the extent that such facts and circumstances exist or arise as a result of or related to any act or omission occurring after the date of this Agreement of any Buyer Entity or any of its Affiliates not contemplated by this Agreement, that could reasonably be expected to prevent the Transaction from qualifying for the Intended Tax Treatment.

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Section 3.16   Environmental Matters

. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)       The Company and its Subsidiaries comply and have complied with all applicable Environmental Laws.

(b)       The Company and its Subsidiaries possess all Permits required under Environmental Laws necessary for their respective operations as currently conducted, and are in compliance with such Permits, which are, and through the Closing Date shall remain, in full force and effect.

(c)       Neither the Company nor any Subsidiary has received any written notice or request for information from any Governmental Authority or other third party related to any actual or alleged Liability under Environmental Law, including any investigatory, remedial or corrective obligations or otherwise pertaining to Hazardous Substances.

(d)       To the Knowledge of the Company, as of the date of this Agreement, no condition exists on any property owned or operated by the Company and its Subsidiaries or any other location which has given rise to, or would reasonably be expected to give rise to, any Liability relating to environmental or Hazardous Substances matters or Environmental Laws.

(e)       To the Knowledge of the Company, the Transactions do not require notice of, or approval from, any Governmental Authority under any Environmental Law.

Section 3.17   Intellectual Property; Data Privacy.

(a)       Each of the Company and its Subsidiaries owns, is licensed to use, pursuant to valid, enforceable and binding Contracts, or otherwise has the right to use all Intellectual Property used, held for use or necessary for the operation of the business of the Company and its Subsidiaries (collectively, the “Company Intellectual Property”) free and clear of all Liens (other than Permitted Liens), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Schedule 3.17(a) of the Seller Disclosure Letter sets forth a true and complete list of the following which are owned or purported to be owned by the Company or any of its Subsidiaries: (i) patents and patent applications, (ii) registered trademarks and applications therefor, (iii) registered copyrights and applications therefor, and (iv) domain name registrations ((i) - (iv), the “Company Registered IP”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions do not and will not encumber, impair or extinguish any of the Company Intellectual Property.

(b)       Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) none of the Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries (“Company Owned Intellectual Property”) (A) has been adjudged invalid or unenforceable in whole or in part, or (B) is the subject of any cancellation or reexamination proceeding or any other proceeding challenging its ownership, use, registrability, validity and enforceability, and (ii) to the Knowledge of the Company, all Company Registered IP is subsisting, in full force and effect, and, to the Knowledge of the Company, valid and enforceable, and all renewal fees and other maintenance fees have been paid. There exist no material contractual restrictions on the disclosure, use, license or transfer of any Company Owned Intellectual Property.

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(c)       Except as set forth in Schedule 3.17(c) of the Seller Disclosure Letter, or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries does not infringe upon, misappropriate or otherwise violate, and has not, since the Company Incorporation Date infringed upon, misappropriated, or otherwise violated, the Intellectual Property rights of any Third Party and (ii) no Legal Action is pending, asserted in writing, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that the conduct of the business of the Company or its Subsidiaries infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any Third Party. To the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating, or has, since the Company Incorporation Date, infringed upon, misappropriated, or otherwise violated, any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

(d)       Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain and protect the confidentiality of all Company Intellectual Property that is material to the business of the Company and its Subsidiaries and the value of which is contingent upon maintaining the confidentiality thereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company Owned Intellectual Property that is material to the business of the Company and its Subsidiaries and the value of which is contingent upon maintaining the confidentiality thereof, has been disclosed other than to Third Parties that are bound by customary, written confidentiality agreements entered into in the ordinary course of business consistent with past practice and that are, to the Knowledge of the Company, valid and enforceable.

(e)       Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Persons who have contributed, developed or conceived any Company Owned Intellectual Property have done so pursuant to a valid and enforceable Contract (subject to enforceability exceptions for bankruptcy and insolvency and subject to principles of equity) that protects the confidential information of the Company and its Subsidiaries and assigns to the Company (or one of its Subsidiaries, as applicable) exclusive ownership of the Person’s contribution, development or conception, other than Intellectual Property excluded by Law or non-assignable moral rights.

(f)       Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have sufficient rights to use all Software, including middleware, databases, and systems, information technology equipment, and associated documentation used or held for use in connection with the operation of the business of the Company and its Subsidiaries (“IT Assets”), (ii) in each case, the IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and are sufficient or configurable to effectively perform all operations necessary for the current operation of the business of the Company and its Subsidiaries, and all IT Assets are owned or licensed under valid licenses and operated by and are under the control of the Company and its Subsidiaries, (iii) the IT Assets have not materially malfunctioned or failed since the Company Incorporation Date, to the Knowledge of the Company, do not contain any viruses, bugs, faults or other devices or effects that (A) enable or assist any Person to access without authorization or disable or erase the IT Assets, or (B) otherwise materially adversely affect the functionality of the IT Assets, (iv) the Company and its Subsidiaries have taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of the business of the Company and its Subsidiaries and have in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities, (v) no Person has gained unauthorized access to any IT Assets since the Company Incorporation Date, (vi) the Company and its Subsidiaries have maintained, continue to maintain, and caused their vendors to maintain, safeguards, security measures and procedures against the unauthorized access, disclosure, destruction, loss, or alteration of customer data or information (including any personal or device-specific information) in its possession or control that comply with any applicable contractual and legal requirements and meet industry standards, and (vii) the Company and its Subsidiaries have in place with the third-party owners and operators of all data centers which provide services related to the business of the Company and its Subsidiaries written agreements that ensure that such Third Parties adhere to and are in compliance with commercially reasonable standards and requirements.

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(g)       Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws pertaining to (i) data security, cybersecurity, privacy, and (ii) the collection, storage, use, access, disclosure, processing, security, and transfer of personal data, to the extent that it is subject to same. Except as set forth in Schedule 3.17(g) of the Seller Disclosure Letter, the Company Entities do not have any premises, employees or tangible assets, and does not conduct any business activities, in any country other than the United States.

Section 3.18   Company Assets; Real Property; Personal Property.

(a)       Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have good and marketable title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) used by the business of the Company and its Subsidiaries (the “Company Real Property”) and (ii) the ownership of or leasehold interest in any Company Real Property is not subject to any Lien (except in all cases for Permitted Liens). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has leased, subleased, licensed, sublicensed or otherwise granted to any Person the right to use or occupy any Company Real Property or any portion thereof, other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Company Real Property or any portion thereof or interest therein, and except for this Agreement, neither the Company nor any of its Subsidiaries is a party to any Contract to sell, transfer, or encumber any Company Real Property.

(b)       Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the material leases, subleases and other agreements under which the Company or any of its Subsidiaries use or occupy or have the right to use or occupy, now or in the future, any material real property (the “Company Real Property Leases”) is valid and binding (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles), and no termination event or condition or uncured default on the part of the Company or its Subsidiaries exists under any Company Real Property Lease.

(c)       Schedule 3.18(c) of the Seller Disclosure Letter set forth a true and complete list of the Company Assets and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all Company Assets and (ii) none of the Company’s or any of its Subsidiaries’ ownership of or leasehold interest in any such Company Assets is subject to any Liens (except in all cases for Permitted Liens).

Section 3.19   Permits; Compliance with Law.

(a)       Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals, waivers, notices, and other permits of any Governmental Authority (“Permits”) necessary for each of the Company and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective business as it is now being conducted (collectively, the “Company Permits”). All such Company Permits are in full force and effect in all material respects and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, has been threatened in writing against the Company or any of its Subsidiaries.

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(b)       Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has at all times since the Company Incorporation Date been in compliance in all material respects with (i) all Laws applicable to the Company or such Subsidiary or by which any of the Company Assets is bound and (ii) all Laws applicable to, and the terms and conditions of, any Company Permits.

Section 3.20   Regulatory Matters.

(a)       Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries currently conduct, and have at all times since the Company Incorporation Date, conducted their respective businesses in compliance with all Laws applicable to their respective operations, activities or services and any Orders to which they are a party or are subject, including any settlement agreements or corporate integrity agreements, (ii) except for routine matters arising in the ordinary course of business, none of the Company or any of its Subsidiaries has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority which alleges or asserts that the Company or any of its Subsidiaries has violated any Laws or which requires or seeks to adjust, modify or alter the Company’s or any of its Subsidiary’s operations, activities, services or financial condition that has not been fully and finally resolved to the Governmental Authority’s satisfaction without further Liability to the Company and its Subsidiaries and (iii) there are no restrictions imposed by any Governmental Authority upon the Company’s or any of its Subsidiaries’ business, activities or services which would restrict or prevent the Company or any of its Subsidiaries from operating as it currently operates.

(b)       As of the date of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries and (ii) to the Knowledge of the Company, all of their respective directors, officers, agents and employees, are in compliance with, to the extent applicable, all Laws arising out of their employment or board relationship with the Company.

Section 3.21   Transactions with Affiliates

. There are no transactions, arrangements or Contracts between the Company or any Subsidiary of the Company, on the one hand, and any stockholder, officer, director, or Affiliate (other than the Company and its Subsidiaries) of the Company, on the other hand, other than employment relationships, equity arrangements and compensation, benefits, travel advances and employee loans in the ordinary course of business.

Section 3.22   Insurance

. Except as set forth in Schedule 3.22 of the Seller Disclosure Letter, the Company and its Subsidiaries are covered by valid and currently effective insurance policies and all premiums payable under such policies have been duly paid to date.

Section 3.23   Brokers

. Except as set forth in Schedule 3.23 of the Seller Disclosure Letter, no broker, finder, adviser or investment banker is entitled to any brokerage, success, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

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Article IV. REPRESENTATIONS AND WARRANTIES OF BUYER

Except as (i) set forth in the corresponding sections of the disclosure letter delivered by Buyer to the Seller before the execution of this Agreement (the “Buyer Disclosure Letter”), it being agreed that disclosure of any item in any section of the Buyer Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section to which the relevance of such item is reasonably apparent or (ii) disclosed in any of the Buyer SEC Reports (excluding all disclosures included in the Buyer SEC Reports contained under the headings “Risk Factors,” “Disclosure Regarding Forward Looking Statements” or “Quantitative and Qualitative Disclosures about Market Risk”, or in any other sections to the extent such disclosures are prospective or forward-looking statements or cautionary, predictive or forward-looking in nature); provided, that nothing disclosed in the Buyer SEC Reports shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.05, Section 4.09, and Section 4.24, Buyer represents and warrants to Seller that:

Section 4.01   Organization and Power

. Buyer is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization. Buyer has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. Each of the Subsidiaries of Buyer has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to have such requisite power or authority would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. Buyer and its Subsidiaries are duly qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.02   Governmental Authorizations

. Assuming that the representations and warranties of Seller contained in Section 3.04 are true and correct, the execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the Transactions do not and will not require any Governmental Authorizations, other than:

(a)       any filing with the Securities and Exchange Commission (the “SEC”) in connection with the Transactions or as may be necessary to comply with Nasdaq rules and regulations;

(b)       any other filings or reports that may be required in connection with this Agreement and the Transactions under the Exchange Act or state securities Laws or “blue sky” Laws; and

(c)       such other Governmental Authorizations, where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.03   Corporate Authorization

. Buyer has all necessary corporate power and authority to enter into this Agreement and, subject to the receipt of Buyer Vote, to consummate the Transactions. The Buyer Board has unanimously (a) approved and declared advisable this Agreement, the Transactions, (b) declared that it is in the best interests of the stockholders of Buyer that Buyer enter into this Agreement and consummate the Transactions on the terms and subject to the conditions set forth in this Agreement, and (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of Buyer. The execution, delivery and performance of this Agreement by Buyer and, assuming that the Requisite Buyer Vote is received, the consummation by Buyer of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

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Section 4.04   Non-Contravention

. The execution, delivery and performance of this Agreement by Buyer and the consummation of the Transactions do not and will not (a) contravene or conflict with, or result in any violation or breach of, any provision of (i) Buyer Organizational Documents or (ii) the comparable organizational or governing documents of any of the Subsidiaries of Buyer, (b) contravene or conflict with, or result in any material violation or breach of, any Law applicable to any of Buyer or any of its Subsidiaries or by which any Buyer Assets are bound, assuming that all Governmental Authorizations described in Section 4.02 have been obtained or made, (c) result in any violation, termination, acceleration of any material obligation, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) or require any notice or consent under, any Buyer Material Contracts or Buyer Real Property Leases to which Buyer or any of its Subsidiaries is a party or by which any Buyer Assets are bound or (d) result in the creation of any Liens (other than Permitted Liens) upon any of Buyer Assets, except, in the case of clauses (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.05   Capitalization.

(a)       As of the date of this Agreement, Buyer’s authorized capital stock consists solely of (i) 100,000,000 shares of Buyer Common Stock, and (ii) 2,975,000 shares of Buyer Preferred Stock. As of the date of this Agreement, Buyer’s capitalization table is as set out in Section 4.05(a) of the Buyer Disclosure Letter.

(b)       Except as set forth in Section 4.05(a), or to the extent expressly permitted under Section 5.02 (including as required by applicable Law), (i) there are no outstanding shares of capital stock of Buyer (subject to any exercise of Buyer Stock Options after the date of this Agreement each in accordance with their terms) and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights, or other similar rights, agreements or commitments (other than this Agreement) relating to the issuance or acquisition of capital stock to which any of Buyer and its Subsidiaries is a party obligating Buyer and its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of any of Buyer and its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in Buyer or any of its Subsidiaries or any other Person.

(c)       All outstanding shares of Buyer Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. All outstanding shares of Buyer Common Stock and Buyer Stock Options were offered, sold and issued in compliance in all material respects with applicable securities Laws and were not issued in violation in any material respect of (i) Buyer Organizational Documents applicable to Buyer or (ii) any Contract.

(d)       Each outstanding share of capital stock or other equity interests of each Subsidiary of Buyer is duly authorized, validly issued, fully paid and non-assessable, in each case, to the extent such concepts are applicable to such capital stock or other equity interests, and not subject to any pre-emptive rights.

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(e)       Except as set forth in this Section 4.05, there are no outstanding contractual obligations of Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of Buyer, including shares of Buyer Common Stock, or capital stock of any Subsidiary of Buyer.

(f)       There are no voting trusts, proxies or similar agreements, arrangements or commitments to which Buyer or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock of Buyer or any of its Subsidiaries. There are no bonds, debentures, notes or other instruments of indebtedness of Buyer or any of its Subsidiaries that entitle the holder of such instruments of indebtedness to vote together with stockholders of Buyer on any matters with respect to Buyer or any of its Subsidiaries.

(g)       Section 4.05(g) of Buyer Disclosure Letter sets forth a list of all Persons who, as of the date hereof, hold Buyer Stock Options, indicating, with respect to each such holder, the number of shares of Buyer Common Stock subject to such option, the exercise price of each Buyer Stock Option and the date of grant.

Section 4.06   SEC Filings and the Sarbanes-Oxley Act. Buyer has filed with or furnished to the SEC (subject to extensions pursuant to Exchange Act Rule 12b-25) each report, statement, schedule, form, certification or other document (including exhibits and all other information incorporated therein) or filing required by applicable Law to be filed with or furnished by Buyer to the SEC in a timely manner. No Subsidiary of Buyer is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification or other document with, or make any other filing with, or furnish any other material to, the SEC.

Section 4.07   Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Buyer and its consolidated Subsidiaries included in the Buyer SEC Reports:

(a)       complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC;

(b)       were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes to those financial statements); and

(c)       fairly presented in all material respects the consolidated financial position of Buyer and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the absence of notes). Buyer maintains and since December 31, 2021, has maintained disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed and reasonably effective to ensure that all information (both financial and non-financial) relating to Buyer and its Subsidiaries required to be disclosed in Buyer’s periodic reports under the Exchange Act is made known to Buyer’s principal executive officer and its principal financial officer by others within Buyer or any of its Subsidiaries, and such disclosure controls and procedures are effective in timely alerting Buyer’s principal executive officer and its principal financial officer to such information required to be included in Buyer’s periodic reports required under the Exchange Act. Buyer maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably sufficient (i) to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (B) that transactions are executed only in accordance with the authorization of management, and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Buyer’s properties or assets that could have a material effect on the financial statements and (ii) such that all material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

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Section 4.08 Undisclosed Liabilities

. As of the date of this Agreement, except as set forth in Section 4.08 of the Buyer Disclosure Letter, there are no Liabilities of Buyer or any of its Subsidiaries, individually or in the aggregate, that are required to be recorded or reflected on a balance sheet prepared in accordance with GAAP, other than:

(a)       Liabilities reflected or reserved against in the consolidated balance sheet of Buyer and its consolidated Subsidiaries as of the Balance Sheet Date or the footnotes thereto set forth in the Buyer SEC Reports;

(b)       Liabilities incurred since the Balance Sheet Date in the ordinary course of business (none of which is a Liability for tort, breach of contract or environmental Liability);

(c)       Liabilities incurred in connection with the Transactions or as permitted or contemplated expressly by this Agreement; and

(d)       Liabilities that would not, individually or in the aggregate, reasonably be expected to be material to Buyer and its Subsidiaries.

Section 4.09 Absence of Certain Changes

. Except as otherwise expressly contemplated or required by this Agreement, or as set forth in Section 4.09 of the Buyer Disclosure Letter, since the Balance Sheet Date to the date of this Agreement, (a) the business of Buyer and each of its Subsidiaries has been conducted, in all material respects, in the ordinary course of business, (b) there has not been any Buyer Material Adverse Effect and (c) there has not been or occurred any event, condition, action or effect that, if taken during this period, would constitute a breach of Section 5.02.

Section 4.10 Litigation.

Except as set forth in Section 4.10 of the Buyer Disclosure Letter, from the Balance Sheet Date through the date of this Agreement, (a) there are no Legal Actions pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Subsidiaries or any of their assets or properties that would, individually or in the aggregate, reasonably be expected to be material to Buyer and its Subsidiaries and (b) there are no Orders outstanding against Buyer and its Subsidiaries or any of their assets or properties that would, individually or in the aggregate, reasonably be expected to be material to Buyer and its Subsidiaries.

Section 4.11 Material Contracts.

(a)       Section 4.11 of the Buyer Disclosure Schedule sets forth a list of each of the following Contracts to which, as of the date of this Agreement, Buyer and its Subsidiaries is a party (each, a “Buyer Material Contract”):

(i)       any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC as determined as of the date of this Agreement, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Buyer;

(ii)       each Contract (A) not to (or otherwise restricting or limiting the ability of Buyer and its Subsidiaries to) compete in any line of business or geographic area or (B) to restrict the ability of Buyer and its Subsidiaries to conduct business in any geographic area;

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(iii)       each Contract (other than any Buyer Benefit Plan) providing for or resulting in payments by Buyer and its Subsidiaries that exceeded annual payments by Buyer or any of its Subsidiaries that exceed $1,000,000;

(iv)       all Contracts granting to any Person an option or a first refusal, first offer or similar preferential right to purchase or acquire any material Buyer Assets;

(v)       all material Contracts (A) for the granting or receiving of a license, sublicense or franchise (in each case, including any such Contracts relating to any Intellectual Property) providing for or resulting in a payment in excess of $1,000,000 per year or (B) under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment in which it is reasonably expected to pay or receive a royalty, license fee, franchise fee or similar payment in excess of $1,000,000, in each case of clause (A) and (B), other than agreements with employees, non-exclusive licenses granted to Buyer’s or its Subsidiaries’ customers, and non-exclusive licenses to commercially available, off-the-shelf Software that have been granted on standardized, generally available terms;

(vi)       all partnership, joint venture or other similar agreements or arrangements;

(vii)       any agreement with any director, officer or stockholder of Buyer or any Subsidiary that is required to be described under Item 404 of Regulation S-K of the SEC in the Buyer SEC Reports;

(viii)       any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $5,000,000;

(ix)       any agreement for the disposition or acquisition by Buyer and its Subsidiaries, with material obligations of Buyer and its Subsidiaries (other than confidentiality obligations) remaining to be performed or material Liabilities of Buyer and its Subsidiaries continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business;

(x)       any agreement restricting or limiting the payment of dividends or the making of distributions to stockholders, including intercompany dividends or distributions other than such restrictions or limitations that are required by applicable Law; and

(xi)       all material agreements with any Governmental Authority.

(b)       Each Buyer Material Contract is a valid and binding agreement of Buyer or its applicable Subsidiary, except where the failure to be valid and binding would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. Except as would not, be material to Buyer, (i) neither Buyer or such Subsidiary nor, to the Knowledge of Buyer, any other party, is in breach of or default under any such Buyer Material Contract, (ii) as of the date of this Agreement, there are no material disputes with respect to any such Buyer Material Contract and (iii) as of the date of this Agreement, no party under any Buyer Material Contract has given written notice of its intent to terminate or otherwise seek a material amendment to such Buyer Material Contract.

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Section 4.12 Benefit Plans.

(a)       Section 4.12(a) of the Buyer Disclosure Letter lists all material Buyer Benefit Plans. For purposes of this Agreement a “Buyer Benefit Plan” is, whether or not written, (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) any compensation, stock purchase, stock option, equity or equity-based compensation, severance, employment, consulting, change-of-control, bonus, incentive, deferred compensation and other employee benefit plan, agreement, program or policy, whether or not subject to ERISA, (iii) any plan, agreement, program or policy providing vacation benefits, insurance (including any self-insured arrangements), medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits) or (iv) any loan to or for the benefit of an officer of Buyer or any of its Subsidiaries, in each case (A) under which any current or former director, officer, employee or independent contractor of Buyer or any of its Subsidiaries has any right to benefits or (B) which are maintained, sponsored or contributed to by Buyer or any of its Subsidiaries or to which Buyer or any of its Subsidiaries makes or is required to make contributions or with respect to which Buyer or any of its Subsidiaries has any material Liability.

(b)       With respect to each material Buyer Benefit Plan, if applicable, Buyer has made available to the Company true and complete copies of (i) the plan document and any amendments thereto and for any unwritten plan, a summary of the material terms, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 (including all schedules), (iv) the most recent annual audited financial statements, (v) if the Buyer Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination or opinion letter received from the IRS and (vi) any related trust or funding agreements or insurance policies and (vii) all material non-routine correspondence with respect to any Company Benefit Plan with a Governmental Authority.

(c)       Neither Buyer, nor any of its Subsidiaries nor any of their respective ERISA Affiliates maintains, sponsors, administers or contributes to (or is required to sponsor, maintain, administer or contribute to), or has within the preceding six years maintained, sponsored or contributed to, or has any Liability under or with respect to, (i) any employee benefit plan subject to Section 412 or Section 430 of the Code or Title IV of ERISA, (ii) any multiemployer plan (as defined in Section 3(37) of ERISA and 4001(a)(3) of ERISA), (iii) any multiple employer plan (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or that is or has been subject to Section 4063 or 4064 of ERISA, or (iv) any multiple employer welfare arrangement (as defined in Section 3(40)(A) of ERISA). Neither Buyer nor any of its Subsidiaries has any Liability as a result of any time being considered a single employer with any other Person under Section 414 of the Code. No Buyer Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. Neither Buyer, nor any of its Subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in sections 4069 or 4212(c) of ERISA or to which Section 4204 of ERISA applied.

(d)       Each Buyer Benefit Plan is in compliance in all material respects with all applicable requirements of ERISA, the Code and other applicable Laws and has been administered in all material respects in accordance with its terms and such Laws. With respect to each Buyer Benefit Plan that is intended to qualify under Section 401(a) of the Code, (i) such Buyer Benefit Plan has received a favorable determination or opinion letter has been issued by the IRS with respect to such qualification, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and (iii) to the Knowledge of Buyer, no event has occurred since the date of such qualification or exemption that would reasonably be expected to adversely affect such qualification or exemption.

(e)       Neither Buyer nor any of its Subsidiaries has any current or projected Liability with respect to, and no Buyer Benefit Plan provides, health, medical, life insurance or death benefits to current or former employees or other individual service providers of Buyer or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or other individual service providers or their dependents. No Buyer Benefit Plan is maintained (or governed by the Laws) outside of the United States or provides benefits to any service provider who is based or provides substantial services (in whole or in part) outside of the United States.

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(f)       The execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in combination with another event) (i) result in any payment from Buyer or any of its Subsidiaries becoming due, or increase the amount of any compensation due, to any current or former employee, director or independent contractor of Buyer or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Buyer Benefit Plan, (iii) result in the acceleration of the time of payment, vesting of any compensation or benefits or forgiveness of indebtedness with respect to any current or former employee, director or independent contractor of Buyer or any of its Subsidiaries, (iv) result in any funding, through a grantor trust or otherwise, of any compensation or benefits to any current or former employee, director or independent contractor of Buyer or any of its Subsidiaries under any Buyer Benefit Plan, (v) cause any amount to fail to be deductible by reason of Section 280G of the Code or be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) or (vi) result in any breach or violation of or default under or limit Buyer’s right to amend, modify or terminate any Buyer Benefit Plan.

(g)       Each Buyer Benefit Plan is, and has been at all times since December 31, 2020, in compliance in all material respects with Section 409A of the Code. No person is entitled to any gross-up, make-whole or other additional payment from Buyer or any of its Subsidiaries in respect of any Tax (including taxes imposed under Section 4999 or 409A of the Code).

(h)       Since December 31, 2020, there have been no pending, or, to the Knowledge of Buyer, threatened, material claims, investigations, audits or litigation against or involving any Buyer Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries.

(i)       Each Buyer Benefit Plan can be terminated at any time for any or no reason by Buyer and its Subsidiaries without any past, present or future Liability or obligation to Buyer or any of its Subsidiaries (other than solely administrative expenses related to such termination). No consents, approvals or other actions of any Third Party (other than solely administrative processes) are required to effect the actions contemplated by the Separation Agreement with respect to the Buyer Benefit Plans.

Section 4.13 Labor Relations.

(a)        (i) No employee of Buyer or any of its Subsidiaries is represented by a union and, to the Knowledge of Buyer, no union organizing efforts are currently being conducted, (ii) neither Buyer nor any of its Subsidiaries is a party to, and is not currently negotiating any entry into, any collective bargaining agreement or other labor Contract, and (iii) no strike, picket, work stoppage, work slowdown or other organized labor dispute exists in respect of Buyer or any of its Subsidiaries.

(b)       The Buyer and its Subsidiaries are and has been since December 31, 2020, in compliance in all material respects with all federal, state, local and foreign Laws regarding labor, employment and employment practices, including but not limited to all Laws relating to: (i) the hiring, promotion, assignment and termination of employees (including but not limited to timing and usage of employment applications, drug testing and pre-employment testing); (ii) discrimination; (iii) harassment; (iv) retaliation; (v) equal employment opportunities; (vi) disability; (vii) labor relations; (viii) wages and hours; (ix) the FLSA; (x) hours of work; (xi) payment of wages (including but not limited to the timing of payments, recordkeeping and reporting of wages to employees); (xii) immigration; (xiii) workers’ compensation; (xiv) employee benefits; (xv) background and credit checks; (xvi) working conditions; (xvii) occupational safety and health; (xviii) family and medical leave; (xix) classification of employees; (xx) unfair competition/noncompetition; (xxi) any bargaining or other obligations under the National Labor Relations Act; and (xxii) COVID-19.

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(c)       Neither Buyer nor any of its Subsidiaries has incurred any material Liability or obligation under the WARN Act that remains unsatisfied.

(d)       Since December 31, 2020, (i) no allegations of sexual harassment, other sexual misconduct or race discrimination have been made against any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of Buyer or any of its Subsidiaries through Buyer’s anonymous employee hotline or any formal human resources communication channels at Buyer or any of its Subsidiaries, and (ii) there are no claims, suits, actions or other legal proceeding against Buyer or any of its Subsidiaries or, to Buyer’s Knowledge, investigations pending or threatened related to any allegations of sexual harassment, other sexual misconduct or race discrimination by any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) Buyer or any of its Subsidiaries. Since December 31, 2020, neither Buyer nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment, other sexual misconduct or race discrimination by any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of Buyer or any of its Subsidiaries.

(e)       There are no pending or, to Buyer’s Knowledge, threatened claims, suits, actions or other legal proceeding against Buyer or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employees or other individual service providers of Buyer or any of its Subsidiaries, any current or former leased employee, intern, volunteer or “temp” of Buyer or any of its Subsidiaries, or any person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Authority, alleging: (i) violation of any labor or employment Laws; (ii) breach of any collective bargaining agreement; (iii) breach of any express or implied contract of employment; (iv) wrongful termination of employment; or (v) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including before the Equal Employment Opportunity Commission.

(f)       Since December 31, 2020, all individuals who perform or have performed services for Buyer or any of its Subsidiaries have been properly classified under applicable Law in all material respects (i) as employees or individual independent contractors and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and state Law), and no such individual has been improperly included or excluded from any Buyer Benefit Plan, and neither Buyer nor any of its Subsidiaries has notice of any pending or, to Buyer’s Knowledge, threatened inquiry or audit from any Governmental Authority concerning any such classifications.

(g)       Since December 31, 2020, no executive officer has terminated employment with Buyer, and no executive officer intends to terminate employment with Buyer or is otherwise likely to become unavailable to continue as an executive officer of Buyer.

Section 4.14 Taxes.

(a)       (i) All income and other material Tax Returns required to be filed by or with respect to Buyer and its Subsidiaries have been timely filed (taking into account all applicable extensions), and all such Tax Returns are true, complete and correct in all material respects, (ii) the Buyer and its Subsidiaries have fully and timely paid (or have had paid on their behalf) all material Taxes due and payable (whether or not shown to be due on any Tax Return) and have made adequate provision in accordance with GAAP for all material Taxes not yet due and payable in the most recent financial statements contained in the Buyer SEC Reports, and (iii) the Buyer and its Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding and payment over to the appropriate Governmental Authority of all Taxes required to be withheld by the Company and its Subsidiaries.

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(b)       (i) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, any material Taxes due from the Buyer and its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending, (ii) no audit is pending or threatened in writing with respect to any material Taxes due from or with respect to the Buyer and its Subsidiaries, (iii) no claim in writing has been made by any Governmental Authority in a jurisdiction where the Buyer and its Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and (iv) all material deficiencies for Taxes asserted or assessed in writing against the Buyer and its Subsidiaries have been fully and timely paid or properly reflected under GAAP in the most recent financial statements contained in the Buyer SEC Reports.

(c)       There are no Liens for Taxes upon the assets or properties of the Buyer and its Subsidiaries, except for Permitted Liens.

(d)       Neither the Buyer nor any of its Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Tax Law).

(e)       The Buyer has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code.

(f)       Neither the Buyer and its Subsidiaries has any Liability for the Taxes of any Person (other than any of the Buyer and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee, successor, by Contract (other than pursuant to any ordinary course Contract, the principal purpose of which does not relate to Taxes) or otherwise.

(g)       Neither the Buyer nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting adopted prior to the Closing for a taxable period ending on or prior to the Closing Date, (ii) any intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state or local income Tax law), (iii) any installment sale or open transaction disposition made prior to the Closing, (iv) any item of deferred revenue, (v) any election under Section 965 of the Code, (vi) any prepaid amounts received prior to the Closing Date, or (vii) any agreement entered into with any Governmental Authority with respect to Taxes.

(h)       Neither the Buyer nor any of its Subsidiaries has taken any action that could reasonably be expected to prevent the Transaction from qualifying for the Intended Tax Treatment. To the Knowledge of the Buyer and its Subsidiaries, there are no facts or circumstances, other than any facts and circumstances to the extent that such facts and circumstances exist or arise as a result of or related to any act or omission occurring after the date of this Agreement of the Company or any of its Affiliates not contemplated by this Agreement, that could reasonably be expected to prevent the Transaction from qualifying for the Intended Tax Treatment.

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Section 4.15 Environmental Matters.

(a)       Buyer and its Subsidiaries comply and have complied with all applicable Environmental Laws, in all material respects;

(b)       Buyer and its Subsidiaries possess all material Permits required under Environmental Laws necessary for their respective operations as currently conducted, and are in compliance with such Permits, which are, and through the Closing Date shall remain, in full force and effect;

(c)       Neither Buyer nor any Subsidiary has received any notice or request for information from any Governmental Authority or other Third Party related to any actual or alleged Liability under Environmental Law, including any investigatory, remedial or corrective obligations or otherwise pertaining to Hazardous Substances;

(d)       To the Knowledge of Buyer, no condition exists on any property owned or operated by Buyer and its Subsidiaries or any other location which has given rise to, or would reasonably be expected to give rise to, any Liability relating to environmental or Hazardous Substances matters or Environmental Laws; and

(e)       To the Knowledge of Buyer, the Transactions do not require notice of, or approval from, any Governmental Authority under any Environmental Law.

Section 4.16 Intellectual Property.

(a)       Each of the Buyer and its Subsidiaries owns, is licensed to use, pursuant to valid, enforceable and binding Contracts, or otherwise has the right to use all Intellectual Property used, held for use or necessary for the operation of the business of the Buyer and its Subsidiaries (collectively, the “Buyer Intellectual Property”) free and clear of all Liens (other than Permitted Liens), except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. Section 4.16(a) of the Buyer Disclosure Letter sets forth a true and complete list of the following which are owned or purported to be owned by the Buyer or any of its Subsidiaries: (i) patents and patent applications, (ii) registered trademarks and applications therefor, (iii) registered copyrights and applications therefor, and (iv) domain name registrations ((i) - (iv), the “Buyer Registered IP”). Except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, the execution, delivery and performance of this Agreement by the Buyer and the consummation by Buyer of the Transactions do not and will not encumber, impair or extinguish any of the Buyer Intellectual Property.

(b)       Except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, none (i) of the Buyer Intellectual Property owned or purported to be owned by the Buyer or any of its Subsidiaries (“Buyer Owned Intellectual Property”) (A) has been adjudged invalid or unenforceable in whole or in part, or (B) is the subject of any cancellation or reexamination proceeding or any other proceeding challenging its ownership, use, registrability, validity and enforceability, and (ii) to the Knowledge of Buyer, all Buyer Registered IP is subsisting, in full force and effect, and, to the Knowledge of Buyer, valid and enforceable, and all renewal fees and other maintenance fees have been paid. There exist no material contractual restrictions on the disclosure, use, license or transfer of any Buyer Owned Intellectual Property.

(c)        (i) To the Knowledge of the Buyer, the conduct of the business of the Buyer and its Subsidiaries does not infringe upon, misappropriate or otherwise violate, and has not, since December 31, 2020 infringed upon, misappropriated, or otherwise violated, the Intellectual Property rights of any Third Party, (ii) no Legal Action is pending, asserted in writing, or to the Knowledge of Buyer, threatened against the Buyer or any of its Subsidiaries that the conduct of the business of the Buyer or any of its Subsidiaries infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any Third Party and (iii) to the Knowledge of Buyer, no Person is infringing upon, misappropriating or otherwise violating, or has, since December 31, 2020, infringed upon, misappropriated, or otherwise violated, any Intellectual Property owned by the Buyer or any of its Subsidiaries.

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(d)       Except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, all Persons who have contributed, developed or conceived any Buyer Owned Intellectual Property have done so pursuant to a valid and enforceable Contract (subject to enforceability exceptions for bankruptcy and insolvency and subject to principles of equity) that protects the confidential information of the Buyer and its Subsidiaries and assigns to Buyer (or one of its Subsidiaries, as applicable) exclusive ownership of the Person’s contribution, development or conception, other than Intellectual Property excluded by Law or non-assignable moral rights.

(e)       Except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, (i) Buyer and its Subsidiaries have sufficient rights to use all of the IT Assets used or held for use in connection with the operation of the business of Buyer and its Subsidiaries, (ii) in each case, the IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and are sufficient or configurable to effectively perform all operations necessary for the current operation of the business of Buyer and its Subsidiaries, and all IT Assets are owned or licensed under valid licenses and operated by and are under the control of the Company and its Subsidiaries, (iii) Buyer and its Subsidiaries have maintained, continue to maintain, and caused their vendors to maintain, safeguards, security measures and procedures against the unauthorized access, disclosure, destruction, loss, or alteration of customer data or information (including any personal or device-specific information) in its possession or control that comply with any applicable contractual and legal requirements and meet industry standards, and (iv) Buyer and its Subsidiaries have in place with the third-party owners and operators of all data centers which provide services related to the business of Buyer and its Subsidiaries written agreements that ensure that such Third Parties adhere to and are in compliance with commercially reasonable standards and requirements.

Section 4.17 Real Property; Personal Property.

(a)       (i) The Buyer and its Subsidiaries have good and marketable title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) used by the business of the Buyer and its Subsidiaries (the “Buyer Real Property”) and (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, the ownership of or leasehold interest in any Buyer Real Property is not subject to any Lien (except in all cases for Permitted Liens). Except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, neither Buyer nor any of its Subsidiaries has leased, subleased, licensed, sublicensed or otherwise granted to any Person the right to use or occupy any Buyer Real Property or any portion thereof, other than the right of the Company pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Buyer Real Property or any portion thereof or interest therein, and except for this Agreement, neither the Company nor any of its Subsidiaries is a party to any Contract to sell, transfer, or encumber any Buyer Real Property.

(b)       Except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, each of the material leases, subleases and other agreements under which the Company or any of its Subsidiaries use or occupy or have the right to use or occupy, now or in the future, any material real property (the “Buyer Real Property Leases”) is valid and binding (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles), and no termination event or condition or uncured default on the part of the Company or its Subsidiaries exists under any Buyer Real Property Lease.

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(c)       (i) The Buyer and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all material Buyer Assets and (ii) none of Buyer’s or any of its Subsidiaries’ ownership of or leasehold interest in any such material Buyer Assets is subject to any Liens (except in all cases for Permitted Liens).

Section 4.18 Permits; Compliance with Law.

(a)       Except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, each of the Buyer and its Subsidiaries is in possession of all material Permits necessary for each of the Buyer and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective business as it is now being conducted (collectively, the “Buyer Permits”). All such Buyer Permits are in full force and effect in all material respects and no suspension or cancellation of any of the Buyer Permits is pending or, to the Knowledge of Buyer, has been threatened in writing against the Buyer or any of its Subsidiaries.

(b)       Except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, each of the Buyer and its Subsidiaries has at all times since December 31, 2020 been in compliance in all material respects with (i) all Laws applicable to Buyer or such Subsidiary or by which any of the Buyer Assets is bound and (ii) all Laws applicable to, and the terms and conditions of, any Buyer Permits.

Section 4.19 Regulatory Matters.

(a)       (i) The Buyer and its Subsidiaries currently conduct, and have at all times since December 31, 2020, conducted their respective business in compliance in all material respects with all Laws applicable to their respective operations, activities or services and any Orders to which they are a party or are subject, including any settlement agreements or corporate integrity agreements, (ii) except for routine matters arising in the ordinary course of business, none of the Buyer or any of its Subsidiaries has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority which alleges or asserts that the Buyer or any of its Subsidiaries has violated any Laws or which requires or seeks to adjust, modify or alter Buyer’s or any of its Subsidiary’s operations, activities, services or financial condition that has not been fully and finally resolved to the Governmental Authority’s satisfaction without further Liability to the Buyer and its Subsidiaries and (iii) there are no restrictions imposed by any Governmental Authority upon Buyer’s or any of its Subsidiaries’ business, activities or services which would restrict or prevent the Buyer or any of its Subsidiaries from operating as it currently operates.

(b)       Buyer and each of its Subsidiaries, and to the Knowledge of Buyer, all of their respective directors, officers, agents and employees, are in compliance in all material respects with, and the Buyer and each of its Subsidiaries have compliance programs including policies and procedures reasonably designed to cause the Buyer and its Subsidiaries and their respective directors, officers, agents and employees to be in compliance in all material respects with, to the extent applicable, all Laws.

Section 4.20 Transactions with Affiliates. Except as disclosed in the Buyer SEC Reports, since Buyer’s last proxy statement, no event has occurred that would be required to be reported by Buyer pursuant to Item 404 of Regulation S-K.

Section 4.21 Insurance. The Buyer and its Subsidiaries are covered by valid and currently effective insurance policies and all premiums payable under such policies have been duly paid to date. None of the Buyer nor any of its Subsidiaries have received any written notice of default or cancellation of any such policy. All material fire and casualty, general Liability, business interruption, product Liability, and sprinkler and water damage insurance policies maintained by or on behalf of the Buyer or any of its Subsidiaries (“Buyer Insurance Policies”) provide adequate coverage for all normal risks incident to the business of the Buyer and its Subsidiaries and their respective properties and assets, except for any such failures to maintain Buyer Insurance Policies that, individually or in the aggregate, are not reasonably be expected to have a Buyer Material Adverse Effect.

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Section 4.22 Valid Issuance

. The Consideration to be issued at the Closing will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

Section 4.23 Legal Proceedings

. There is no pending action, suit or proceeding or any claim or investigation of any nature whatsoever, at law or in equity or both, by or before any Governmental Authority, threatened against Buyer that would prevent, enjoin or otherwise delay the transactions contemplated hereby.

Section 4.24 Brokers

. Except for Buyer Financial Advisor, no broker, finder, adviser or investment banker is entitled to any brokerage, success, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Buyer or any of its Subsidiaries.

Article V. COVENANTS

Section 5.01 Conduct of Business of the Company

. From and after the date of this Agreement and prior to the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, except as expressly contemplated by this Agreement, as set forth in Schedule 5.01 of the Seller Disclosure Letter or as required by Law, without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to (x) conduct its operations only in the ordinary course of business (any such action, inaction, activity or conduct, a “Company Response Action”), that would otherwise be in breach of this Section 5.01, shall be deemed not to be a breach of this Section 5.01) and (y) maintain and preserve intact its business organization, to retain the services of its current officers and employees (it being understood that no increases in any compensation or benefits, including any incentive, retention or similar compensation shall be required in respect thereof) and to preserve the good will of its material customers, suppliers, agents, employees and other Persons with whom it has material business relationships. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, as set forth in Schedule 5.01 of the Seller Disclosure Letter or required by applicable Law, from and after the date of this Agreement and prior to the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, the Company shall not, and shall not permit any of its Subsidiaries to, take any of the following actions, without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed:

(a)       Organizational Documents. Except as set forth in Schedule 5.01(a) of the Seller Disclosure Letter, amend any of the Company Organizational Documents or any of the comparable organizational documents of any of the Company’s Subsidiaries (including partnership agreements and limited liability company agreements);

(b)       Dividends. Make, declare or pay any dividend or distribution on any shares of its capital stock or enter into any agreement restricting or limiting the ability of the Company or any of its Subsidiaries to make any payment of dividends or to make any distributions to its stockholders, other than (i) dividends and distributions by wholly owned Subsidiaries of the Company in the ordinary course of business and (ii) such restrictions or limitations required by applicable Law;

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(c)       Capital Stock. Except as set forth in Schedule 5.01(c) of the Seller Disclosure Letter, (i) adjust, split, combine or reclassify its capital stock or membership interest of the Company, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock, equity interest, or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or equity interest, (iii) any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such equity interest (other than pursuant to the vesting, exercise or settlement of awards under any incentive plan of the Company, if any, outstanding as of the date of this Agreement) or (iv) enter into any Contract with respect to the voting or registration of its capital stock or equity interest;

(d)       Indebtedness; Guarantees. Except as set forth in Schedule 5.01(d) of the Seller Disclosure Letter, assume or guarantee any indebtedness for borrowed money in excess of $1,000,000, other than: (a) pursuant to any indebtedness instrument outstanding as of the date of this Agreement and made available to Buyer, (b) in connection with interest rate hedges on terms in the ordinary course of business consistent with past practice, or (c) pursuant to any letters of credit that the Company enters into in the ordinary course of its business;

(e)       Tax. File any material amended Tax Return, settle any material Tax claim or assessment, surrender in writing any right to claim a material refund of Taxes, consent to (or request) any extensions or waiver of the limitation period applicable to any material Tax claim or assessment, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) or any voluntary disclosure agreement with any Governmental Authority, in each case, with respect to a material amount of Taxes or take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Transaction from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(f)       Accounting. Materially change its accounting policies or procedures or any of its methods of reporting income, deductions or other items for material accounting purposes or revalue any of its material assets other than as required by changes in GAAP or applicable Law after the date hereof;

(g)       Dispositions. Except for the Separation Agreement, sell, lease, license, transfer, pledge, encumber, grant or dispose of any Company Assets, including any Intellectual Property rights and the capital stock of Subsidiaries of the Company, that are material to the Company and its Subsidiaries, taken as a whole other than (A) in connection with products or services offered or provided in the ordinary course of business, (B) the disposition of used, obsolete or excess equipment in the ordinary course of business or (C) expirations of Company Registered IP in accordance with the applicable statutory term, grants of non-exclusive licenses of Company Owned Intellectual Property, or dispositions of non-material Company Owned Intellectual Property, in each case in the ordinary course of business;

(h)       Legal Actions. Commence, initiate, waive, release, assign, settle or compromise any Legal Action, or enter into any settlement agreement or other understanding or agreement with any Governmental Authority (other than in the case of this clause, entry into commercial agreements not relating to a dispute with such Governmental Authority in the ordinary course of business), relating to the Company or any of its Subsidiaries, other than any such waiver, release, assignment, settlement or compromise with a Person that is not a Governmental Authority that is limited only to the payment of money or other form of value that, collectively in respect of such waiver, release, assignment, settlement or compromise, is not in excess of $2,000,000 individually or $5,000,000 in the aggregate;

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(i)       Affiliate Transactions. Enter into or amend any arrangement or Contract with any Affiliate, director, officer or stockholder of the Company that would reasonably be expected to materially delay or prevent the consummation of the Transactions;

(j)       Inhibiting Transactions. Take any action that would reasonably be expected to result in any of the conditions to the Transactions set forth in Article VI of this Agreement not being satisfied or satisfaction of those conditions being materially delayed; or

(k)       Related Actions. Agree in writing or otherwise enter into a binding agreement to do any of the foregoing.

Section 5.02 Conduct of Business of Buyer

. From and after the date of this Agreement and prior to the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, except as expressly contemplated by this Agreement, as set forth in Section 5.02 of the Buyer Disclosure Letter or as required by Law, without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, Buyer shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to (x) conduct its operations only in the ordinary course of business (any such action, inaction, activity or conduct, a “Buyer Response Action”), that would otherwise be in breach of this Section 5.02, shall be deemed not to be a breach of this Section 5.02) and (y) maintain and preserve intact its business organization, to retain the services of its current officers and employees (it being understood that no material increases in any compensation, including any incentive, retention or similar compensation shall be required in respect thereof except to the extent such increase is required in the ordinary course of business and is permitted by this Section 5.02) and to preserve the good will of its customers, suppliers, agents, employees and other Persons with whom it has material business relationships.

Section 5.03 Access to Information; Confidentiality.

(a)       From the date of this Agreement through the Closing (or if earlier, the date on which this Agreement is terminated pursuant to Article VII), Seller shall, and shall cause the Company or its other Subsidiaries to, (i) provide to Buyer and its Representatives access at reasonable times upon prior notice to the officers, employees, properties, books and records of the Company and its Subsidiaries, and (ii) furnish promptly such information concerning the Company and its Subsidiaries as Buyer or its Representatives may reasonably request. From the date of this Agreement through the Closing (or if earlier, the date on which this Agreement is terminated pursuant to Article VII), Buyer shall, and shall cause its Subsidiaries to, (x) provide to the Company and its Representatives access at reasonable times upon prior notice to the officers, employees, properties, books and records of the Buyer and its Subsidiaries, and (y) furnish promptly such information concerning the Buyer and its Subsidiaries as the Company or its Representatives may reasonably request. Notwithstanding the foregoing, neither Buyer nor the Company shall be required to provide such access if it reasonably determines that it would (A) materially disrupt or impair the business or operations of Buyer or the Company, as applicable, or any of its respective Subsidiaries, (B) cause a violation of any Company Material Contract or Buyer Material Contract, (C) constitute a violation of any applicable Law or (D) cause a material risk of disclosure of any information that in the reasonable judgment of Buyer or the Company, as applicable, would result in the disclosure of any trade secrets of Third Parties. Nothing herein shall require the Company or Buyer or any of their respective Subsidiaries to disclose information to the extent such information would result in a waiver of attorney-client privilege, work product doctrine or similar privilege or violate any confidentiality obligation of such Party existing as of the date of this Agreement (provided that such Party shall use reasonable best efforts to permit such disclosure to be made in a manner consistent with the protection of such privilege or to obtain any consent required to permit such disclosure to be made without violation of such confidentiality obligations, as applicable). Notwithstanding the foregoing, no Company Response Action or Buyer Response Action shall be deemed to violate or breach this Section 5.03 in any way or serve as a basis for Buyer or the Company or any of their respective Affiliates to terminate this Agreement or assert that any condition in Article VI shall not have been satisfied.

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(b)       Buyer and Seller shall comply with and shall use their reasonable best efforts to cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, with respect to the information disclosed under this Section 5.03.

(c)       Reserved.

Section 5.04 Post-Closing Financial Statements.

It is anticipated that Buyer will be required under Applicable Laws to submit audited consolidated financial statements relating to certain periods prior to Closing, including those covering the first two fiscal quarters of 2023 (“Post-Closing Financial Statements”). As such, Seller, from the Closing of this Agreement through the completion of the filings of the Post-Closing Financial Statement or such later date as the Parties may agree, Seller shall ensure (including to cause the Company or its other Subsidiaries to permit, as applicable), that Buyer and its Representatives (which Representative shall include without limitation, such Persons identified in Section 5.04 of the Buyer Disclosure Letter) access at reasonable times upon prior notice to (i) the officers, employees, properties, books and records of the Company and its Subsidiaries, (ii) the officers, employees, books and records of Buyer after the Closing, and (ii) furnish promptly such other information Buyer or its Representatives may reasonably request in connection with the preparation and filing of the Post-Closing Financial Statements. Seller shall, and shall cause the Company and its other Subsidiaries to reasonably cooperate with Buyer and its Representatives in the preparation and filing of such Post-Closing Financial Statements. For avoidance of doubt, the costs and expenses related to the preparation and filing of the Post-Closing Financial Statements shall be for the account of, and chargeable to, NewCo.

Section 5.05 Listing.

Buyer shall use reasonable best efforts to ensure that the existing shares of Buyer Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date. Buyer and the Company shall reasonably cooperate in good faith to (i) effectuate the Reverse Stock Split and (ii) cause the shares of Buyer Common Stock being issued in connection with the Transactions to be approved for listing (subject to notice of issuance) on Nasdaq to be approved for issuance (subject to official notice of issuance) at or after the Closing pursuant to Nasdaq rules and regulations.

Section 5.06 Directors’ and Officers’ Indemnification and Insurance.

(a)       From the Closing Date through the sixth anniversary of the Closing Date, Buyer shall indemnify any present or former director or officer of Buyer, or its Subsidiaries (the “Indemnified Parties”) against all claims, losses, Liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any Legal Action arising out of or pertaining to the fact that the Indemnified Party is or was a director or officer of Buyer or its Subsidiaries, whether asserted or claimed prior to, at or at or after the Closing, in each case, to the fullest extent permitted under applicable Law. Each Indemnified Party will be entitled to advancement of Costs incurred in the defense of any such Legal Action from Buyer upon receipt by Buyer from the Indemnified Party of a request therefor; provided that any such Person to whom Costs are advanced provides an undertaking to Buyer, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Buyer shall cooperate with the Indemnified Party in the defense of any such Legal Action and Buyer shall not settle, compromise or consent to the entry of any judgment in any Legal Action pending or threatened in writing to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Legal Action or such Indemnified Party otherwise consents in writing.

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(b)       The provisions presently set forth in the certificate of incorporation and bylaws of Buyer with respect to indemnification, advancement of Costs and exculpation of present and former directors and officers of Buyer shall not be amended, modified or repealed for a period of six years from the Closing in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Closing, were officers or directors of Buyer. The certificate of incorporation and bylaws of the Surviving Company shall contain, and Buyer shall cause the certificate of incorporation and bylaws of the Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of Costs and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Buyer.

(c)       From and after the Closing, (i) the Buyer shall fulfill and honor in all respects the obligations of the Company to its Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Closing and (ii) Buyer shall fulfill and honor in all respects the obligations of Buyer to its Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Buyer’s Organizational Documents and pursuant to any indemnification agreements between Buyer and such Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Closing.

(d)       From and after the Closing, Buyer shall maintain a directors’ and officers’ Liability insurance policy, with an effective date as of the Closing Date on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Buyer. In addition, Buyer shall also purchase and maintain, following consultation with, and subject to the approval of, and at the expense of, Seller, a non-cancellable extension of the directors’ and officers’ Liability coverage of Buyer’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least one (1) year from and after the Closing with respect to any claim related to any period of time at or prior to the Closing with terms, conditions, retentions and limits of Liability that are no less favorable than the coverage provided under Buyer’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Buyer or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Closing (including in connection with this Agreement or the Transactions).

(e)       The covenants contained in this Section 5.06 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. For the avoidance of the doubt, the Indemnified Parties and their respective heirs and legal representatives shall be third-party beneficiaries with respect to the covenants contained in this Section 5.06. From and after the Closing, Buyer shall pay all Costs, including reasonable attorneys’ fees, that are incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.06, except to the extent that it is ultimately determined by a Governmental Authority with valid jurisdiction that such Indemnified Party is not entitled to be indemnified pursuant to this Agreement.

(f)       In the event that Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall take all necessary action so that the successors or assigns of Buyer shall succeed to the obligations set forth in this Section 5.06.

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Section 5.07 Consents; Filings; Further Action.

(a)       Subject to the terms and conditions of this Agreement, Buyer and the Company shall (and shall cause their respective Subsidiaries to) each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing all things necessary, proper or advisable under applicable Laws to (i) make any necessary filings promptly after signing of this Agreement and obtain all necessary actions, waivers, registrations, permits, authorizations, Orders, consents and approvals from Governmental Authorities, the expiry or early termination of any applicable waiting periods, and make all necessary registrations and filings (including filings with Governmental Authorities, if any) and take all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, in order to consummate the Transactions as promptly as practicable and in any event prior to the Termination Date and (ii) deliver required notices or any necessary additional instruments to, and obtain required consents, waivers or any additional instruments necessary from, Third Parties in order to consummate the Transactions as promptly as practicable and in any event prior to the Termination Date.

(b)       Subject to applicable Laws and the requirements of applicable Governmental Authorities, Buyer and the Company and their respective counsel shall (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private Person, (ii) to the extent legally permissible, have the right to review in advance, and each shall consult the other on, any material filing made with, or written materials to be submitted to, any Governmental Authority in connection with the Transactions and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) promptly inform each other of any material communication (or any other material correspondence or memoranda) received from, or given to, the DOJ or the FTC or any other applicable Governmental Authority and (iv) where legally permissible, promptly furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the Transactions. In furtherance of the foregoing and subject to applicable Laws and the requirements of Governmental Authorities, Buyer and the Company shall (with respect to any in-person discussion or meeting, remote video meeting or substantive telephonic discussion or meeting), provide the other Party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Transactions. Notwithstanding anything to the contrary in this Section 5.07(b), Buyer and the Company may, as each deems advisable and necessary, (x) reasonably designate any competitively sensitive material provided to the other under this Section 5.07 as “Antitrust Counsel Only Material;” and (y) redact materials to be provided to the other Party as necessary to comply with contractual arrangement, to address good faith legal privilege or confidentiality concerns, to comply with applicable Law, or to remove references concerning the valuation of Buyer or Company and their respective Subsidiaries.

(c)       In furtherance of the undertakings under this Section 5.07, Buyer and the Company, along with their respective Subsidiaries, shall use their reasonable best efforts to obtain clearance under any applicable Antitrust Laws so as to enable the Parties to consummate the Transactions as promptly as practicable, and in any event prior to the Termination Date, which shall include using reasonable best efforts to propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, license or other disposition of such of its and its Subsidiaries’ assets, properties or businesses or of the assets, properties or businesses, and enter into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any proceeding by a Governmental Authority or any other Person under applicable Antitrust Laws, that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions. Buyer shall not, unless requested to do so by the Company, commit to or effect any action contemplated in the immediately preceding sentence.

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(d)       Each of Buyer and the Company shall consult with the other Party and consider in good faith the views of the other Party with respect to the appropriate strategy relating to any matters relating to the Antitrust Laws, including with respect to any filings, notifications, submissions and communications with or to any Governmental Authority and the nature and timing of any divestitures or other remedial undertakings made for purposes of securing any required approvals under the Antitrust Laws; provided that, notwithstanding any other provisions of this Agreement to the contrary, the Company shall, on behalf of the Parties, control and direct all aspects of the Parties’ efforts with respect to applicable Antitrust Laws and any authorization, consent, notice or approval to be obtained from a Governmental Authority or Third Party with respect to the Transactions, including having principal responsibility for devising, implementing, and making the final determination as to such appropriate strategy, and shall have the right, in its sole discretion, to determine the nature and timing of any such divestitures or other remedial undertakings to the extent any such divestitures or other remedial undertakings would be conditioned upon and only be effective after the Closing. Buyer shall cooperate in good faith with the Company in the Parties’ efforts to obtain any clearance, approval, waiver or expiry or early termination of any applicable waiting periods with respect to any Antitrust Laws.

Section 5.08 Public Announcements . The Parties shall consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the Transactions. No Party shall issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or Nasdaq rules, in which case that Party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement; provided, however, that such consent shall not be required, and no Party shall be required to consult with any other Party in connection with, or provide the other an opportunity to review or comment upon, any press release or other public statement or comment to be issued or made with respect to any Takeover Proposal. Notwithstanding the foregoing, without the prior consent of the other parties, the Company or Buyer may (a) communicate with its respective customers, vendors, suppliers, financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law to the extent such communications consist of information included in a press release or other document previously approved for external distribution by the other Party and (b) issue public statements or disseminate information to the extent solely related to the operation of the business of such Party. Buyer and the Company will each issue a press release announcing the execution of this Agreement, each of which shall be reasonably acceptable to the other Party.

Section 5.09 Fees and Expenses. Except as explicitly provided otherwise in this Agreement, whether or not the Transactions are consummated, all expenses (including those payable to Representatives) incurred by any Party or on its behalf in connection with this Agreement and the Transactions (“Expenses”) shall be paid by the Party incurring those Expenses. For avoidance of doubt, all Buyer expenses will either be paid, or transferred under the Separation Agreement, at Closing.

Section 5.10 Notification of Certain Matters. The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of (a) the occurrence of any event known to it which would reasonably be expected to, individually or in the aggregate, (i) in the case of the Company, have a Company Material Adverse Effect, or, in the case of Buyer, have a Buyer Material Adverse Effect, (ii) cause any condition set forth in Article VI to be unsatisfied in any material respect at any time prior to the Closing or (iii) cause any authorization, consent, Order, declaration or approval of any Governmental Authority or Third Party necessary for the consummation of the Transactions to not be obtained by the Termination Date or (b) any action, suit, proceeding, inquiry or investigation pending or, to the Knowledge of the Company or Buyer, threatened which questions or challenges the validity of this Agreement or the ability of any party to consummate the Transactions; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice nor shall the party giving such notice be prejudiced with respect to any such matters solely by virtue of having given such notice.

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Section 5.11 Reserved.

Section 5.12 Lock-Up Agreements. Prior to the Closing, each of Buyer and Seller shall cause all of their respective executive officers, directors, and certain others to be identified holders of each of the Company and Buyer common stock to enter into a Lockup Agreement, in the form attached hereto as Exhibit A.

Article VI. CONDITIONS

Section 6.01 Conditions to Each Party’s Obligation to Consummate the Transactions. The respective obligation of each Party to effect the Transactions is subject to the satisfaction on or before the Closing Date of each of the following conditions, unless waived in writing by each of Buyer and the Company:

(a)       Buyer Stockholder Approval. This Agreement shall have been duly adopted by the holders of shares of Buyer Common Stock constituting the Requisite Buyer Vote.

(b)       [Intentionally Left Blank].

(c)       Listings.

(i)       The existing shares of Buyer Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date.

(ii)       The shares of Buyer Common Stock to be issued pursuant to Article II shall have been approved for listing on Nasdaq, subject only to official notice of issuance.

(d)       Approvals. The Parties shall have received all approvals from any Governmental Authority necessary to consummate the transaction, including, but not limited to, the expiration or termination of the waiting period under the HSR Act.

(e)       No Orders. There shall not have been enacted, promulgated or made effective after the date of this Agreement any Law or Orders by a Governmental Authority of competent jurisdiction that enjoins or otherwise prohibits or makes illegal, or any Legal Action by any Governmental Authority seeking to enjoin or prohibit or make illegal, consummation of the Transactions and there shall not be in effect any injunction (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction that enjoins or otherwise prohibits consummation of the Transactions.

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Section 6.02 Conditions to Obligations of Buyer

. The obligations of Buyer to effect the Transactions are also subject to the satisfaction on or before the Closing Date of the following conditions, unless waived in writing by Buyer:

(a)       Representations and Warranties.

(i)       Each of the representations and warranties of Seller set forth in, Section 3.06 (Capitalization) shall be true and correct in all respects (except for (A) any inaccuracies that individually or in the aggregate are de minimis or (B) to the extent any such representation and warranty expressly speaks as of a specified date, in which case, subject to the qualifications as set forth in the preceding clause (A), as of such date) as of the Closing as though then made on such date;

(ii)       each of the representations and warranties of Seller, as applicable, set forth in Section 3.01 (Organization and Power), Section 3.04 (Corporate Authorizations), Section 3.06 (Capitalization) (other than subsections (a) and (b) and (g) thereof), and Section 3.23 (Brokers) (A) that are not qualified by references to “material” or any other materiality qualifications shall be true and correct in all material respects as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date) and (B) that are qualified by references to “material” or any other materiality qualifications shall be true and correct in all respects as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date);

(iii)       the representation and warranty set forth in Section 3.10 (Absence of Certain Changes) shall be true and correct in all respects; and

(iv)       the remaining representations and warranties of the Company and the Seller contained in Article III (Representations and Warranties of the Company) shall be true and correct, in each case as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except, in the case of clause (iv) only, where the failure of any such representations and warranties to be so true and correct (without regard to any materiality, in all material respects, Company Material Adverse Effect, or similar qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)       Performance of Obligations. The Company and the Seller shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the Closing Date.

(c)       Absence of Company Material Adverse Effect. No event, circumstance, development, change or effect shall (i) have occurred since the date of this Agreement that, individually or in the aggregate, has caused a Company Material Adverse Effect, or (ii) continue to occur that would reasonably be expected to cause, individually or in the aggregate, a Company Material Adverse Effect.

(d)       Third Party Consent to Separation Agreement. Buyer shall have received the requisite consents from applicable third parties, including without limitations, lenders or creditors of Buyer, with respect to the Separation Agreement and the transactions contemplated therein. Such third-party consent shall remain in effect through, and shall not have been withdrawn by the applicable third party prior to, the Closing.

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(e)       Officer’s Certificate. Buyer shall have received a certificate, signed by an executive officer of the Company and the Seller, as applicable, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), Section 6.02(c) and Section 6.02(e).

Section 6.03 Conditions to Obligation of the Company

. The obligation of the Company to effect the Transactions is also subject to the satisfaction on or before the Closing Date of the following conditions, unless waived in writing by the Company:

(a)       Representations and Warranties.

(i)       Each of the representations and warranties of Buyer set forth in Section 4.05(a), Section 4.05(b) and Section 4.05(g) (Capitalization) shall be true and correct in all respects (except for (A) any inaccuracies that individually or in the aggregate are de minimis or (B) to the extent any such representation and warranty expressly speaks as of a specified date, in which case, subject to the qualifications as set forth in the preceding clause (A), as of such date) as of the Closing as though then made on such date;

(ii)       each of the representations and warranties of Buyer set forth in Section 4.01 (Organization and Power), Section 4.03 (Corporate Authorizations), Section 4.05 (Capitalization) (other than subsections (a) and (b) and (g) thereof), and Section 4.24 (Brokers) (A) that are not qualified by references to “material” or any other materiality qualifications shall be true and correct in all material respects as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date) and (B) that are qualified by references to “material” or any other materiality qualifications shall be true and correct in all respects as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date);

(iii)       the representation and warranty set forth in Section 4.09 (Absence of Certain Changes) shall be true and correct in all respects; and

(iv)       the remaining representations and warranties of the Buyer contained in Article IV (Representations and Warranties of the Buyer) shall be true and correct, in each case as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except, in the case of this clause (iv) only, where the failure of any such representations and warranties to be so true and correct (without regard to any materiality, in all material respects, Buyer Material Adverse Effect, or similar qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)       Performance of Obligations. Buyer shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the Closing Date.

(c)       Absence of Buyer Material Adverse Effect. No event, circumstance, development, change or effect shall have occurred since the date of this Agreement that, individually or in the aggregate, has had, or would reasonably be expected to have, a Buyer Material Adverse Effect.

(d)       Officer’s Certificate. The Company shall have received a certificate, signed by an executive officer of Buyer, certifying as to the matters set forth in Section 6.03(a), Section 6.03(b) and Section 6.03(c).

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(e)       Resignation and Releases. A written resignation and general release, in a form reasonably satisfactory to Seller, dated as of the Closing Date and effective as of the Closing, by and for each of the officers and directors of Buyer who are not going to continue as officers or directors of Buyer after the Closing.

(f)       Separation Agreement. Seller shall have received from Buyer the Separation Agreement duly executed by the parties thereto.

Section 6.04 Frustration of Closing Conditions. Neither the Seller or the Company, on the one hand, nor the Buyer, on the other hand, may rely, either as a basis for not consummating the Transactions or for terminating this Agreement and abandoning the Transactions, on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was principally caused by such Party’s breach of any provision of this Agreement or failure to use the efforts to consummate the Transactions, as required by and subject to this Agreement.

Article VII. TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination by Mutual Consent. This Agreement may be terminated at any time before the Closing by mutual written consent of Buyer and the Company.

Section 7.02 Termination by Buyer, the Company or Seller. This Agreement may be terminated by either Buyer or Seller at any time before the Closing Date:

(a)       if the Transactions have not been consummated by the date that is 180 days from the date of this Agreement (the “Termination Date”), except that the right to terminate this Agreement under this Section 7.02(a) shall not be available to any Party whose breach of this Agreement has been a principal cause of, or principal reason for, the failure to consummate the Transactions by such date; or

(b)       if any Law or Order is enacted, issued, promulgated or entered by a Governmental Authority of competent jurisdiction (including Nasdaq) that permanently enjoins, or otherwise prohibits consummation of the Transactions, and (in the case of any Order) such Order has become final and non-appealable.

Section 7.03 Termination by Seller. This Agreement may be terminated by Seller:

(a)       the Buyer breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.01 or Section 6.03 and cannot be cured by the Termination Date, or, if curable, has not been cured by the Buyer within the earlier of (i) 30 days after Buyer’s receipt of written notice of such breach from Seller, and (ii) three Business Days prior to the Termination Date; provided Seller shall not have the right to terminate this Agreement pursuant to this Section 7.03(a) if Seller is then in breach of any of their representations, warranties, covenants or agreements contained in this Agreement that would result in the conditions to Closing set forth in Section 6.01 or Section 6.02 not being satisfied;

(b)       if all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied (other than any condition the failure of which to be satisfied has been principally caused by the breach of this Agreement by the Buyer nor any of its Affiliates and conditions that, by their nature, are to be satisfied at Closing and which were, at the time of termination, capable of being satisfied) and Buyer has failed to fulfill its obligation and agreement herein to consummate the Closing within three Business Days following written notice of such satisfaction from the Company and that the Company is ready, willing and able to consummate the Transactions; or

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(c)       if the Separation Agreement, in a form acceptable to the Company in its sole discretion, is not executed at the Closing.

Section 7.04 Termination by Buyer. This Agreement may be terminated by Buyer at any time before the Closing:

(a)       if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.01 or Section 6.02 and (ii) cannot be cured by the Termination Date, or, if curable, has not been cured by the Company within the earlier of (A) 30 days after the Company’s receipt of written notice of such breach from Buyer and (B) three Business Days prior to the Termination Date; provided Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.04(b) if the Buyer is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would result in the conditions to Closing set forth in Section 6.01 or Section 6.03 not to be satisfied; or

(b)       if all of the conditions set forth in Section 6.01 and Section 6.03 have been satisfied (other than any condition the failure of which to be satisfied has been principally caused by the breach of this Agreement by the Company or any of its Affiliates and conditions that, by their nature, are to be satisfied at Closing and which were, at the time of termination, capable of being satisfied) and the Company has failed to fulfill its obligation and agreement herein to consummate the Closing within three Business Days following written notice of such satisfaction from Buyer and that Buyer is ready, willing and able to consummate the Transactions.

Section 7.05 Effect of Termination. If this Agreement is validly terminated pursuant to this Article VII, except as set forth in this Section 7.05, it shall become void and of no further force and effect, with no Liability on the part of any Party (or any stockholder or Representative of such Party), except that, subject to Section 7.06, if such termination results from (a) fraud or (b) the willful and material (i) failure of any Party to perform its covenants, obligations or agreements contained in this Agreement or (ii) breach by any Party of its representations or warranties contained in this Agreement, then such Party shall be liable for any damages incurred or suffered by the other Parties as a result of such failure or breach. The provisions of Section 5.03(b) (Confidentiality), Section 5.09 (Fees and Expenses), this Section 7.05 (Effect of Termination), and Article IX (Miscellaneous) shall survive any valid termination of this Agreement.

Section 7.06 [RESERVED].

Article VIII. INDEMNIFICATION

Section 8.01 Survival of Representations and Warranties. The representations and warranties in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing and terminate on the date that is twelve (12) months following the Closing Date.

Other than survival limitations for breaches of representations and warranties as set forth in this Section 8.01, the right to bring any other claim for indemnification pursuant to this Agreement shall terminate on the date that is twelve (12) months following the Closing Date.

Section 8.02 Indemnification Obligations and Procedures

(a)       Indemnification Obligations of the Company. From and after the Closing, subject to the limitations set forth herein, the Company shall indemnify the Buyer, the Buyer Indemnitee and their respective Affiliates, employees, agents, partners, representatives, successors and permitted assigns (“Buyer Indemnified Parties”) and hold them harmless against any Losses any such Buyer Indemnified Party may suffer or become subject to as a result of, or which arise out of, relate to, or are caused by:

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(i)       any inaccuracy in or breach of any representation or warranty set forth in ARTICLE III or in any certificate delivered by the Company pursuant to this Agreement; or

(ii)       any breach of any covenant or agreement of the Company set forth in this Agreement.

(b)       Indemnification Obligations of Buyer. From and after the Closing, subject to the limitations set forth herein, the Buyer shall indemnify the Seller and its respective Affiliates, employees, agents, partners, representatives, successors and permitted assigns (“Company Indemnified Parties”) and hold them harmless from and against any Losses which the Company Indemnified Parties may suffer or become subject to as a result of, or which arise out of, relate to, or are caused by:

(i)       any inaccuracy in or breach of any representation or warranty set forth in ARTICLE IV or in any certificate delivered by the Buyer pursuant to this Agreement; or

(ii)       any breach of any covenant or agreement of the Buyer set forth in this Agreement.

(c)       Limitations on Indemnification Obligations. Notwithstanding Section 8.02(a) and Section 8.02(b) hereof, neither the Company nor Buyer shall be required to indemnify the Buyer Indemnified Parties or Company Indemnified Parties, as applicable, in respect of any Loss subject to indemnification under Section 8.02(a) or Section 8.02(b), as the case may be, (x) unless and until the aggregate amount of all Losses subject to indemnification thereunder (other than Losses thereunder to which the Threshold and Cap do not apply in accordance with the last sentence of this Section 8.02(c)) exceeds $100,000 (the “Threshold”), at which time Company or Buyer shall be liable for the full amount of all such Losses from and including the first dollar of any Losses, and (y) from and after the time that the Company or Buyer has made indemnification payments under Section 8.02(b)(i) or Section 8.02(b) (other than payments thereunder to which the Cap does not apply in accordance with the last sentence of this Section 8.02(c)) that in the aggregate are equal to or in excess of $500,000 (the “Cap”). Notwithstanding anything herein to the contrary, the Threshold and the Cap shall not apply to Losses to the extent such Losses arise from, relate to or are accrued, suffered or incurred as a result of fraud.

(d)       Third-Party Claims. Any Person making a claim for indemnification under this Section 8.02 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any Action against it (if by a third party) (each a “Third-Party Claim”), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) the Indemnitor has been materially prejudiced thereby. Any Indemnitor shall be entitled to participate in the defense of such Action giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense.

(e)       Direct Claims. Any claim by an Indemnitee on account of Losses which do not result from a Third-Party Claim (a “Direct Claim”) will be asserted by giving the Indemnitor reasonably prompt written notice thereof (such notice, a “Direct Claim Notice”). A Direct Claim Notice will describe the Direct Claim in reasonable detail and indicate the estimated amount of Losses (if estimable) that have been or may be sustained by the Indemnitee. The Indemnitor will have a period of 30 days within which to respond in writing to such Direct Claim. If the Indemnitor does not so respond within such 30-day period, then the Indemnitor will be deemed to have accepted such claim, in which event the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement. If an objection is timely given by the Indemnitor, then the Indemnitee and the Indemnitor shall discuss such objection in good faith for a period of 30 days from the date the Indemnitee receives such objection (such period, or such longer period as agreed in writing by the parties, is hereinafter referred to as the “Discussion Period”), and all such discussions (unless otherwise agreed by the Indemnitee and the Indemnitor) shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar Law. If the Direct Claim that is the subject of the Direct Claim Notice has not been resolved prior to the expiration of the Discussion Period, then the Indemnitor and the Indemnitee will be free to pursue such remedies as may be available to them on the terms and subject to the provisions of this Agreement.

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(f)       Notice of Claims. A failure to give timely notice or to include any specified information in any notice as provided in this Section 8.02 will not affect the rights or obligations of any party hereunder, except to the extent that, as a result of such failure, any party which was entitled to receive such notice was materially prejudiced as a result of such failure.

(g)       Recoveries. The amount of any Loss suffered by an Indemnitee under this Agreement will be reduced by the amount, if any, of the cash recovery (net of deductible or reasonable out of pocket expenses incurred in obtaining such recovery and the amount of any retrospective or other current increase in insurance premiums to the extent attributable to the payment of such cash recovery or the existence of such Losses) that the Indemnitee has actually received with respect thereto under any insurance policies.

(h)       Effect of Investigation. Subject to the Seller Disclosure Letter and the Buyer Disclosure Letter, An Indemnitee’s right to indemnification, reimbursement or other remedies based upon the representations, warranties, covenants and agreements of an Indemnitor shall not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time (whether before, on or after the date hereof) by an Indemnitee or its officers, directors, managers, employees, equity holders, agents or representatives with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement or the waiver by the Indemnitee of any condition based on the accuracy of any such representation or warranty or compliance with any such covenant or agreement. Such representations, warranties, covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the Indemnitor failed to comply with any covenant or agreement. Any investigation by an Indemnitee or its officers, directors, managers, employees, equity holders, agents or representatives shall be for such Indemnitee’s own protection only and shall not affect or impair any right or remedy hereunder.

(i)       Disregard for Qualifications as to Materiality. Notwithstanding anything in this Agreement to the contrary, for purposes of determining whether any representation or warranty has been breached and the amount of Losses arising therefrom, each representation and warranty in this Agreement and the schedules and exhibits hereto shall be read without regard and without giving effect to the terms “knowledge”, “material,” “in all material respects,” “Material Adverse Effect,” “except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect” or similar words or phrases contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty).

(j)       Fraud. Notwithstanding anything in this Agreement to the contrary (including any survival periods applicable to the representations, warranties, covenants or agreements contained herein, any limitations on remedies or recoveries, any disclaimers of reliance or any similar limitations or disclaimers, nothing in this Agreement (or elsewhere) shall limit or restrict any Indemnitee’s rights or ability to maintain or recover any amounts in connection with any action or claim based upon fraud.

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Article IX. MISCELLANEOUS

Section 9.01 Certain Definitions

. For purposes of this Agreement:

(a)       “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

(b)       “Antitrust Laws” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c)       “Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or required by Law to close, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York City time.

(d)       “Company Assets” means the assets of the Company or any of its Subsidiaries set forth in Schedule 3.18 of the Seller Disclosure Letter.

(e)       “Company Incorporation Date” means June 5, 2023.

(f)        “Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or in the aggregate with any one or more other Effects, would reasonably be expected to (x) result in a material adverse effect on the business, assets, Liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (y) prevent, or materially impair or delay, the ability of the Company to consummate the Transactions or otherwise perform any of its obligations under this Agreement; provided, however, solely with respect to clause (x), no Effect (by itself or when aggregated or taken together with any and all other Effects) directly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect (by itself or when aggregated or taken together with any and all other such Effects) directly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency or cryptocurrency markets or other financial markets in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business; (d) changes in political conditions in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (f) pandemics, epidemics or disease outbreaks or any escalation or worsening of any of the foregoing (including, for the avoidance of doubt, any effect resulting from, arising out of or otherwise related to COVID-19 (including any impact of any associated shutdown, shelter in place or non-essential business order or other similar measures mandated or recommended by any applicable Governmental Authority)); (g) the announcement of this Agreement or the pendency or consummation of the Transactions, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 3.03 or Section 3.05); (h) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; (i) any actions taken or failure to take action, in each case, to which Buyer has expressly requested or consented to, or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, or the failure to take any action prohibited by this Agreement; or (j) any breach of this Agreement by the Buyer; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clauses (a) through (f) or (h) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has a disproportionate impact on the Company and its Subsidiaries as compared to other participants that operate in the industry in which the Company and its Subsidiaries operate.

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(g)       “Company Membership Interest” shall be as defined in the Recitals.

(h)       “Confidentiality Agreement” means that certain letter agreement, dated as of May 9, 2023, by and between Buyer and Seller.

(i)       “Contract” means any written or oral contract, agreement, indenture, note, bond, loan, lease, sublease, mortgage, license, sublicense, obligation or other binding arrangement.

(j)       “COVID-19” means the Coronavirus and any strain, mutation or variation thereof, any health condition related thereto.

(k)       “DOJ” means the U.S. Department of Justice.

(l)       “Environmental Laws” means all Laws relating to (i) pollution, contamination, protection of the (indoor or outdoor) environment or health and safety, (ii) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the environment, including air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (iii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Substances. “Environmental Laws” includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Control Act, 42 U.S.C. § 6901 et seq. and all applicable analogous state or local statutes or ordinances.

(m)       “ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) that is treated as a single employer with such Person within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

(n)       “FTC” means the U.S. Federal Trade Commission.

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(o)       “Governmental Authority” means (i) any federal, state, local, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); and (ii) any self-regulatory organization; (iii) any political subdivision of any of the foregoing.

(p)       “Hazardous Substances” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or manmade, that presents a risk to human health or the environment or is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any Environmental Law or is otherwise governed, defined, regulated, or for which Liability or standards of conduct may be imposed under any Environmental Law including but not limited to any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, mold, and perfluoroalkyl and polyfluoroalkyl substances.

(q)       “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(r)       “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, including any and all (i) inventions (whether or not patentable), invention disclosures, patents and patent applications (including divisionals, provisionals, continuations, continuations-in-part, and renewal applications), and any renewals, extensions, or reissues thereof; (ii) trademarks, service marks, trade dress, logos, slogans, trade names, assumed names, corporate names, domain names and other source identifiers, including all registrations and applications for registration of the foregoing, and all goodwill associated with any of the foregoing; (iii) copyrights (including all registrations and applications for registration), copyrightable subject matter, original works of authorship, and moral rights; (iv) rights in Software, (v) trade secrets, including confidential and proprietary information and know-how (including processes, formulae, techniques, methods, algorithms, data, databases, designs, drawings, specifications, and material proprietary customer and business data); and (vi) rights to sue and recover and retain damages, costs and attorneys’ fees for the past, present and future infringement, misappropriation or other violation of any of the foregoing.

(s)       “Knowledge” means, when used with respect to Buyer or the Company, the actual knowledge of the Persons set forth in Section 9.01(dd) of the Buyer Disclosure Letter or Schedule 9.01(dd) Seller Disclosure Letter, respectively and such Persons on the Buyer Disclosure Letter referred to as the “Buyer Knowledge Persons,” and such Persons on the Seller Disclosure Letter referred to as the “Company Knowledge Persons,” in each case, after reasonable investigation of each such individual.

(t)       “Law” means any federal, state, national, material local or municipal or other law, statute, ordinance, code, regulation, rule, the common law or other requirement of any Governmental Authority, and any Orders.

(u)       “Liability” means any obligation or liability (whether absolute or contingent, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, fixed or unfixed, and regardless of when or by whom asserted).

(ii)        “Liens” means any mortgages, deeds of trust, liens, pledges, security interests, leases, subleases, licenses, covenants, claims, hypothecations, options, rights of first offer or refusal, charges or other encumbrances in respect of any property or asset.

(jj) “Losses” means any loss, Liability, demand, claim, action, cost, damage, deficiency, loss of or diminution in value, award, royalty, penalty, Tax, fine, expense, settlement, judgment or charge (including interest, penalties, attorneys’ or other advisors’ fees and expenses (including any costs of preparing Tax Returns) and amounts paid in investigation or defense, and amounts paid in settlement, of any of the foregoing).

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(kk)      “Nasdaq” means the Nasdaq Stock Market LLC.

(ll)      “Orders” means any orders, decisions, judgments, writs, injunctions, decrees, awards or other determinations of any Governmental Authority.

(mm)      “Buyer Assets” means any assets of Buyer or any of its Subsidiaries.

(nn)      “Buyer Common Stock” means the Common Stock, par value $.0001 per share, of Buyer.

(oo)       “Buyer Financial Advisor” means Joseph Gunnar & Co. LLC.

(pp)      “Buyer Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, would reasonably be expected to (x) result in a material adverse effect on the business, assets, Liabilities, results of operations or condition (financial or otherwise) of the Buyer and its Subsidiaries, taken as a whole or (y) prevent, or materially impair or delay, the ability of the Buyer to consummate the Transactions or otherwise perform any of its obligations under this Agreement; provided, however, solely with respect to clause (x), no Effect (by itself or when aggregated or taken together with any and all other Effects) directly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Buyer Material Adverse Effect,” and no Effect (by itself or when aggregated or taken together with any and all other such Effects) directly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Buyer Material Adverse Effect” has occurred or may, would or could occur: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which Buyer and its Subsidiaries conduct business; (d) changes in political conditions in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (f) pandemics, epidemics or disease outbreaks or any escalation or worsening of any of the foregoing (including, for the avoidance of doubt, any effect resulting from, arising out of or otherwise related to COVID-19 (including any the impact of any associated shutdown, shelter in place or non-essential business order or other similar measures mandated or recommended by any applicable Governmental Authority)); (g) the announcement of this Agreement or the pendency or consummation of the Transactions, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 4.02 or Section 4.04); (h) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; (i) any actions taken or failure to take action, in each case, to which the Company has expressly requested or consented to, or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, or the failure to take any action prohibited by this Agreement; (j) any failure by Buyer or any of its Subsidiaries to meet any internal or external projections or forecasts or any decline in the price of Buyer Common Stock (but excluding, in each case, the underlying causes of such failure or decline, as applicable, which may themselves constitute or be taken into account in determining whether there has been, or would be, a Buyer Material Adverse Effect); or (k) any breach of this Agreement by the Company; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clauses (a) through (f) or (h) above may constitute, and be taken into account in determining the occurrence of, a Buyer Material Adverse Effect if and only to the extent that such change or event has a disproportionate impact on the Buyer and its Subsidiaries as compared to other participants that operate in the industry in which the Buyer and its Subsidiaries operate.

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(qq)      “Buyer Preferred Stock” means Series E preferred stock, $0.0001 par value; 775,000 shares authorized.

(rr)      “Buyer SEC Reports” means all reports, statements (including registration and proxy statements), schedules, forms, certifications or other document (including exhibits and all other information incorporated therein) filed by Buyer with the SEC and accessible on the SEC’s website at www.sec.gov.

(ss)      “Buyer Stock Option” means a stock option to purchase shares of Buyer Common Stock issued by Buyer pursuant to the Buyer Equity Plan.

(tt)      “Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, and for which adequate reserves have been maintained in accordance with GAAP, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, or which are not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, and for which adequate reserves have been maintained in accordance with GAAP, (iii) zoning, entitlement, building and other land use Liens applicable to real property which are not violated by the current use, occupancy or operation of such real property, (iv) covenants, conditions, restrictions, easements and other non-monetary Liens affecting title to any real property which would do not materially impair the value, current use, occupancy or operation of such real property, (v) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws, (vi) Liens on goods in transit incurred pursuant to documentary letters of credit, (vii) non-exclusive, non-perpetual licenses of Intellectual Property granted by the applicable Party in the ordinary course of business, (viii) such other Liens that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien and (ix) Liens described in Schedule 9.01(ww) of the Seller Disclosure Letter or the Buyer Disclosure Letter.

(uu)      “Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust or other legal entity or organization, including a Governmental Authority.

(vv)      “Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of such Person.

(ww)      “Requisite Buyer Vote” means the adoption of this Agreement and the Transactions by the affirmative vote of holders of a majority of the outstanding shares of Buyer Common Stock as of the record date for the Buyer Stockholders Meeting.

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(xx)       “Reverse Stock Split” means a reverse stock split of the Buyer Common Stock at a reverse stock split ratio ranging from 25-for-1 to 100-for-1, with the final ratio to be designated by the Company and effective by Buyer prior to the Closing in accordance with the terms hereof.

(yy)      “Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

(zz)      “Software” means all computer software (in object code or source code format), libraries, data and databases, and related specifications, documentation and materials.

(aaa)      “Subsidiary” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person.

(bbb)      “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(ccc)      “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, escheat, abandoned and unclaimed property, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any and all Liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group), including pursuant to Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or non-U.S. Tax Law) and (iii) any and all Liability for the payment of any amounts described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other person, or any successor or transferee Liability.

(ddd)      “Third Party” means any Person or group other than the Company and its Affiliates.

Section 9.02 Interpretation

. Unless the express context otherwise requires:

(a)       the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)       terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)       the terms “Dollars” and “$” mean U.S. dollars;

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(d)       references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)       wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)       references herein to any gender shall include each other gender;

(g)       references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 9.02 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)       references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)       with respect to the determination of any period of time, (i) the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and (ii) time is of the essence;

(j)       the word “or” shall be disjunctive but not exclusive;

(k)       references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(l)       references herein to any Contract mean such Contract as amended, supplemented or modified (including by any waiver thereto) in accordance with the terms thereof;

(m)       the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties;

(n)       if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and

(o)       references herein to “ordinary course of business” shall refer to ordinary course of business consistent with past practice.

Section 9.03 No Survival

. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Closing. This Section 9.03 shall not limit any covenant or agreement of the Parties which, by its terms, contemplates performance after the Closing.

Section 9.04 Governing Law

. All matters arising out of or relating to this Agreement and the Transactions (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the Law of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

Section 9.05 Submission to Jurisdiction; Service

. Each Party (a) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the Transactions shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts. The Parties agree that mailing of process or other papers in connection with any such Legal Action or proceeding in the manner provided in Section 9.07 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

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Section 9.06 WAIVER OF JURY TRIAL

. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 9.07 Notices

. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a Party as shall be specified by like notice):

If to Buyer, to:

Recruiter.com Group, Inc.
123 Farmington Avenue

Suite 252, Bristol CT 06010

Attention: Evan Sohn
Telephone: (855) 931-1500
Email: evan@recruiter.com

with a copy (which shall not constitute notice) to:

Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

Attention: Joseph Lucosky
Telephone: (732) 395-4402
Email: jlucosky@lucbro.com

Attention: Ian Liao
Telephone: (732) 712-2712
Email: iliao@lucbro.com

If to Seller, to:

GoLogiq Inc.

85 Broad Street

16-079

NY, NY 10004

Attention: Brent Suen
Telephone: 808 829-1057
Email: brent@gologiq.com

with a copy (which shall not constitute notice) to:

Kline Law Group

15615 Alton Parkway, Suite 450
Irvine, CA 92618

Attention: Scott Kline

Email: scott@klinelawgroup.com

If to the Company, to:

GOLQ LLC

85 Broad Street, 16-079

New York, NY 10004

Attention: Brent Suen
Telephone: 808 829-1057
Email: brent@gologiq.com

with a copy (which shall not constitute notice) to:

Kline Law Group

15615 Alton Parkway, Suite 450
Irvine, CA 92618

Attention: Scott Kline

Email: scott@klinelawgroup.com

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All such notices or communications shall be deemed to have been delivered and received: (a) if delivered in person, on the day of such delivery, (b) if by electronic mail, on the day on which such electronic mail was sent; provided, that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the third Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the first Business Day after the sending thereof.

Section 9.08 Amendment. This Agreement may be amended by the Parties at any time before the Closing, whether before or after obtaining the Requisite Buyer Vote, so long as (a) no amendment that requires further stockholder approval under applicable Law after stockholder approval hereof shall be made without such required further approval and (b) such amendment has been duly approved by the board of directors of each of Buyer and the Seller. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 9.09 Extension; Waiver. At any time before the Closing, Buyer, on the one hand, and the Seller, on the other hand, may (a) extend the time for the performance of any of the obligations of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a Party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

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Section 9.10 Entire Agreement. This Agreement (and the exhibits hereto), the Seller Disclosure Letter, the Buyer Disclosure Letter, the certificates delivered hereunder, and the Confidentiality Agreement contain all of the terms, conditions and representations and warranties agreed to by the Parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in such documents has been made or relied upon by any of the Parties.

Section 9.11 No Third-Party Beneficiaries. Except (a) as provided in Section 5.06 (Directors’ and Officers’ Indemnification and Insurance), (b) for the provisions of Section 2.01, Section 2.02 and Section 2.03 (which, only from and after the Closing, shall be for the benefit of holders of Buyer Common Stock as of the Closing), , the Seller, and the Buyer and hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 9.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the Transactions may be consummated as originally contemplated to the fullest extent possible.

Section 9.13 Rules of Construction. The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Subject to and without limiting the introductory language to Article III and Article IV, each Party has or may have set forth information in the Seller Disclosure Letter and Buyer Disclosure Letter, as applicable, in a section of such disclosure letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in the Seller Disclosure Letter or Buyer Disclosure Letter shall not constitute an admission by the Company or Buyer, respectively, that such item is material, that such item has had or would have a Company Material Adverse Effect or Buyer Material Adverse Effect, as the case may be, or that the disclosure of such be construed to mean that such information is required to be disclosed by this Agreement.

Section 9.14 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. No Party may assign or delegate, by operation of law or otherwise, all or any portion of its rights or Liabilities under this Agreement without the prior written consent of the other Parties, and any attempted or purported assignment or delegation in violation of this Section 9.14 shall be null and void.

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Section 9.15 Remedies. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available except as otherwise provided in Section 9.16, the exercise by a Party of any one remedy hereunder shall not preclude the exercise by it of any other remedy hereunder to the extent permitted herein.

Section 9.16 Specific Performance. The Parties agree that irreparable injury would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, it is therefore agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or other court of the United States as specified in Section 9.05, and the Parties hereby waive any requirement for the posting of any bond or similar collateral in connection therewith.

Section 9.17 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. The exchange of copies of this Agreement and signature pages by email in .pdf or .tif format (including any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Such execution and delivery shall be considered valid, binding and effective for all purposes.

Section 9.18 Non-Recourse. This Agreement may only be enforced against the named Parties. All legal proceedings, Legal Actions, obligations, losses, damages, claims or causes of action (whether in contract, in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise) that may be based upon, arise under, out or by reason of, be connected with, or relate in any manner to (i) this Agreement or any of the other agreements or documents contemplated hereby, (ii) the negotiation, execution or performance of this Agreement or any of the documents contemplated hereby (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the other agreements or documents contemplated hereby), (iii) any breach or violation of this Agreement (including the failure of any representation and warranty to be true or accurate) or any of the other agreements or documents contemplated hereby, and (iv) any failure of the Transactions or the other agreements or documents contemplated hereby to be consummated, in the case of clauses (i) and (iv), may be made only against (and are those solely of) the Persons that are expressly named as parties to this Agreement, and the Confidentiality Agreement, and then only to the extent of the specific obligations of such Persons set forth in this Agreement, or the Confidentiality Agreement, as applicable. In furtherance and not in limitation of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, each Party covenants, agrees and acknowledges that (except to the extent named as a party, or the Confidentiality Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, or the Confidentiality Agreement, as applicable) no recourse under this Agreement, any related document or any documents or instruments delivered in connection with this Agreement or any related document shall be had against any Company Related Party or Buyer Related Party, whether in contract, tort, equity, law or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

BUYER
Recruiter.com Group Inc.

By:
Name:
Title:

SELLER
GoLogiq, inc.

By:
Name:
Title:

[Signature Page to Stock Purchase Agreement]

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EXHIBIT A

Lockup Agreement

[See attached.]

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EXHIBIT B

Company Articles of Organization

[See attached.]

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EXHIBIT C

Company Operating Agreement

[See attached.]

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EXHIBIT D

Buyer Restated Certificate of Incorporation

[See attached.]

58

EXHIBIT E

Buyer Bylaws

[See attached.]

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